UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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Anaplan, Inc.

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Anaplan, Inc.

50 Hawthorne Street

San Francisco, California 94105

April 21, 2021

Dear Anaplan Stockholder:

I am pleased to invite you to attend the 2021 Annual Meeting of Stockholders of Anaplan, Inc. (the “2021 Annual Meeting”) to be held virtually via live webcast at www.virtualshareholdermeeting.com/PLAN2021 at 8:00 a.m. Pacific Time on Wednesday, June 2, 2021.

Our 2021 Annual Meeting will be held in a virtual meeting format only, via live webcast. You will not be able to attend our 2021 Annual Meeting in-person. You will be able to vote your shares and submit your questions at the virtual meeting.

Details regarding virtual admission to the 2021 Annual Meeting and the business to be conducted at the meeting can be found in the Notice of 2021 Annual Meeting of Stockholders and the Proxy Statement accompanying this letter.

Your vote is important. Whether or not you plan to attend the virtual meeting, please submit your proxy as soon as possible so that your shares may be represented at the 2021 Annual Meeting.

On behalf of the Board of Directors of Anaplan, Inc., I thank you for your continued support.

Sincerely,

Frank Calderoni

Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT

This Proxy Statement and our 2021 Annual Report on Form 10-K can be accessed directly at www.proxyvote.com using the control number located on the Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials. The Notice of Internet Availability of Proxy Materials also contains instructions on how to vote online and includes instructions on how to request a paper copy of the proxy materials. Whether or not you plan to attend the meeting, please ensure that your shares are voted at the 2021 Annual Meeting by signing and returning a proxy card or by using our internet or telephonic voting system.

ANAPLAN, INC.

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2021

The 2021 Annual Meeting of Stockholders of Anaplan, Inc. will be held on Wednesday, June 2, 2021, at 8:00 a.m. Pacific Time, virtually only via live webcast at www.virtualshareholdermeeting.com/PLAN2021.

The purpose of the 2021 Annual Meeting is:

•

To elect three Class III directors, David Conte, Suresh Vasudevan, and Yvonne Wassenaar, to hold office until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified or subject to their earlier death, disqualification, resignation or removal; and

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022; and

•	To conduct a non-binding advisory vote on the compensation of our Named Executive Officers; and

•	To transact any other business that is properly presented at the 2021 Annual Meeting (including adjournments, continuations and postponements thereof).

Our Board of Directors recommends that you vote your shares:

•	“FOR” the election of the Class III director nominees as described in Proposal One; and

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022, as described in Proposal Two; and

•	“FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers as described in Proposal Three.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 2, 2021

We will furnish Proxy Materials over the internet instead of mailing printed copies of those materials to each stockholder in accordance with the U.S. Securities and Exchange Commission (the “SEC”) rule that allows companies to do so. On or about April 21, 2021, we expect to send our stockholders the Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our Proxy Statement (“Proxy Statement”) for our fiscal year ended January 31, 2021 (“Fiscal 2021”), the proxy card and our Annual Report on Form 10-K for Fiscal 2021 (collectively, the “Proxy Materials”).

The Notice provides instructions on how to vote online and includes instructions on how to receive a paper copy of the Proxy Materials by mail. Our Proxy Materials can be accessed directly at www.proxyvote.com using the control number located on your Notice, on your proxy card or in the instructions that accompanied your Proxy Materials. Only stockholders of record as of the close of business on April 5, 2021 are entitled to receive notice of and to vote at the 2021 Annual Meeting. Please provide your proxy even if you plan on attending the meeting. Instructions on how to vote your proxy are set forth in the accompanying Proxy Statement.

By order of the Board of Directors,

Gary Spiegel

Senior Vice President, General Counsel and Corporate Secretary

San Francisco, California

April 21, 2021

Summary Information

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Proxy Statement. For more complete information about the topics summarized below, please review our Annual Report on Form 10-K and the entire Proxy Statement.

2021 Annual Meeting of Stockholders

Date and Time:	Wednesday, June 2, 2021, at 8:00 a.m. Pacific Time
Place:	Virtually only via live webcast at www.virtualshareholdermeeting.com/PLAN2021
Record Date:	April 5, 2021
Voting:	Stockholders as of close of business on April 5, 2021 (the “Record Date”) are entitled to vote on the proxy proposals. Each share of common stock is entitled to one vote for each of the proposals.
Attendance:

All stockholders as of the close of business on the Record Date may virtually attend the 2021 Annual Meeting. You can attend, participate and vote at the meeting even if you have completed and submitted a form of proxy. If you are unable to vote online or by telephone prior to the meeting, you or your nominated proxy must virtually attend the 2021 Annual Meeting in order for your votes to be cast.

Proxy Materials:	The Proxy Materials were first made available to stockholders on or about April 21, 2021.

Proposals, Voting Recommendations and Vote Required

Our Board of Directors (the “Board”) recommends that you vote FOR each of the proposals that will be submitted to stockholders at the 2021 Annual Meeting:

Proposals:		Votes required for approval:	Board Recommendation:

1.

To elect three Class III directors, David Conte, Suresh Vasudevan, and Yvonne Wassenaar, to hold office until the 2024 annual meeting of stockholders or until their successors are duly elected and qualified. For information about our Director Nominees, see biographical information starting on page 12 of this Proxy Statement.

		Plurality of Votes Cast	“FOR” each nominee

2.	To ratify the appointment of KPMG LLP as the Independent Registered Public Accounting Firm for the fiscal year ending January 31, 2022 (“Fiscal 2022”).	Majority of Votes Cast	“FOR” the ratification

3.	To approve, on a non-binding advisory basis, the compensation of our named executive officers (“Named Executive Officers” or “NEOs”).	Advisory Vote - Majority of Votes Cast	“FOR” the compensation of our NEOs

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Summary Information

Company Highlights for Fiscal 2021

Anaplan is a cloud-native enterprise SaaS company and a market leader empowering global enterprises to orchestrate transformative business performance. Leaders across industries rely on the Anaplan platform—powered by our proprietary Hyperblock® technology—to connect teams, systems, and insights from across their organizations to continuously adapt to change, transform how they operate, and reinvent value creation. The Anaplan platform enables businesses to be more agile, make better decisions and to plan and execute their ongoing digital transformation to compete in today’s digital economy.

Highlights of our Fiscal 2021 performance include:

•	Revenue: Our total revenue was $447.8 million in Fiscal 2021, up 29% year-over-year. We generated subscription revenue of approximately $408.2 million, up 33% year-over-year.

•	Dollar-Based Net Expansion: We exited Fiscal 2021 with a dollar-based net expansion rate of 114%.

•	Remaining Performance Obligation: Our remaining performance obligations were $818 million at the end of Fiscal 2021, up 25% year-over-year.

•

Culture of Innovation: We continued building on our strong culture of innovation as we introduced new products like PlanIQ™, a new intelligence framework that delivers advanced Artificial Intelligence and Machine Learning capabilities for predictive forecasting and continuous, agile scenario modeling.

•	Strategic Cloud Partnerships: We announced strategic partnerships with public cloud partners Google Public Cloud (“GCP”) and Amazon Web Services (“AWS”) to provide our platform on GCP and AWS.

•	New Chief Revenue Officer: We strengthened our senior leadership ranks and welcomed a new Chief Revenue Officer, William (Bill) Schuh.

Governance Highlights for Fiscal 2021

•

Launched Stockholder Engagement Program: We launched our stockholder engagement program, reaching out to stockholders holding over 35% of our outstanding shares in the aggregate and meeting with stockholders holding more than 25% of our outstanding shares in the aggregate. The feedback from our stockholders was reported back to our Board, Compensation Committee and Nominating & Corporate Governance Committee.

•

Board Refreshment Aligned with Growth: We continued our board refreshment with the addition of two new directors - Allan Leinwand and Brooke Major-Reid. Mr. Leinwand brings a deep background in cloud computing, infrastructure- and platform-as-a-service and internet architecture. He is a sought-after advisor who has served in a diverse set of roles including company founder, venture capitalist, and board member. Ms. Major-Reid, who joined our Board after the 2020 Annual Meeting, is a seasoned, entrepreneurial finance and strategy executive. She has a proven track record of demonstrating exceptional leadership, optimizing client relationships, and identifying untapped business opportunities in under-penetrated and high-potential market segments.

	Allan Leinwand	Brooke Major-Reid

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Summary Information

•

Enhanced Enterprise Risk Management (“ERM”) Function: We enhanced and formalized our Enterprise Risk Management (ERM) function. Our ERM function provides an enhanced framework for oversight and mitigation of risks associated with accounting matters, business operations, cybersecurity, social and governance matters.

Key Governance Attributes

•	Board Independence: Our Board is composed of 89% independent directors. Our Lead Independent Director has a robust set of duties.

•

Diverse and Highly Qualified Board: Our directors provide a significant breadth of experience, knowledge, and abilities in areas relevant to our business, while also representing a diversity of age, gender, race and ethnicity.

* Underrepresented Minority includes directors who self-identify as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native.

•	Regular Evaluation of Board and CEO: Our Board and its standing committees conduct an annual self-evaluation. Our Board also conducts an annual evaluation of our CEO’s performance.

•

Board Oversight of Risk: The Board, as a whole and through its standing committees, is responsible for oversight of our risk management program and meets regularly with our management to review and address significant risk exposures.

•	No Poison Pill: We have not adopted a shareholder rights plan (“poison pill”) anti-takeover defense mechanism.

Executive Compensation Highlights

•

Executive Compensation Aligned with Long-Term Stockholder Interests: Our executive compensation program design includes long-term incentives intended to align executive performance with long-term stockholder interests. A significant portion of our executives’ compensation is at risk, including 96% of our CEO’s compensation.

•

Executive Cash Compensation: In spite of shifting business and economic conditions as a result of the COVID-19 pandemic, the Compensation Committee did not change our Fiscal 2021 corporate targets for our executive bonus plan. As a result, the Fiscal 2021 executive bonus plan was funded at 60% of bonus target. Further, we did not increase our NEOs’ base salaries or target cash bonuses.

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Summary Information

•

Executive Equity Compensation: In Fiscal 2021, we delivered the majority of our NEOs’ compensation in the form of long-term equity incentive awards. We believe this supports our pay for performance culture by linking the value of awards to our stock price, which emphasizes the importance of achieving our long-term strategic objectives, promotes alignment with stockholder interests, and encourages our NEOs to remain with us for the long term. For Fiscal 2022, we are enhancing the linkage between pay and performance by introducing performance-based RSUs (“PSUs”) as part of our performance-based equity program for our CEO and other NEOs. PSUs make up 50% of our CEO’s and 25% of our other NEOs’ long-term equity incentive awards for Fiscal 2022. The PSUs will vest based on our relative total stockholder return over the next three years as compared to the constituents of the S&P Software & Services Select Index.

•

Governance Enhancements: As we mature as a public company, we continue to evolve our executive compensation program. At the recommendation of the Board, and in alignment with feedback we received as part of our stockholder engagement program, we adopted a compensation recoupment policy (“Clawback Policy”) that applies to all of our executive officers and stock ownership guidelines that apply to our Board, CEO, NEOs, and other senior executives. See “Compensation Discussion and Analysis - Other Company Policies and Compensation Considerations” for additional information about our Clawback Policy and and stock ownership guidelines.

COVID-19 Response

As the COVID-19 health crisis continues to unfold, we remain committed to the health and well-being of our employees, customers, partners, and our community globally and will provide any support, resources, and guidance needed to overcome this challenge together.

Employees

We have invested in our employees to ensure safety, security, and support during the ongoing global pandemic. Specifically, we:

•	Offered enhanced benefits including additional mental health support, flexible/reduced schedules, caregiver leave, and wellness days to reinforce the importance of recharging;

•	Provided access to training and development in a virtual-first way, including leading with empathy sessions, manager meet-ups, a new manager portal and employee service center; and

•	Implemented a home working stipend for equipment, internet and phone stipends to ensure continued productivity while working remotely.

Customers

We created 31 production-ready data-driven models for our customers that can be downloaded and deployed at no cost by any customer. These models address COVID-19 specific use cases like hospital bed planning, personal protective equipment redistribution and FEMA-type expense tracking.

We also engaged with customers across various industries to leverage our mission-critical platform in areas such as scenario planning in order to inform their decision making as they take steps to ensure business resiliency.

Community

We offered access to Anaplan’s real-time planning platform through our Anaplan Helps program at no-cost for 90 days for non-customers – including non-profit organizations, hospitals, government agencies, pharmaceutical companies and academic institutions – providing immediate capabilities for crises response with 200 out-of-the-box applications and online training and support.

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General Information

PROXY STATEMENT

In this Proxy Statement, “Anaplan, Inc.,” “Anaplan,” the “Company,” “we,” “us” and “our” refer to Anaplan, Inc., a Delaware corporation, and its subsidiaries, unless the context indicates otherwise. This Proxy Statement and the enclosed proxy card, or the Notice, are first being mailed to stockholders of record at the close of business on the Record Date on or about April 21, 2021.

General Information

Following are questions and answers concerning voting and solicitation and other general information.

Why did I receive this Proxy Statement?

We sent you this Proxy Statement or the Notice on or around April 21, 2021, because our Board is soliciting your proxy to vote at the Company’s 2021 Annual Meeting and you were a stockholder of record at the close of business on the Record Date. This Proxy Statement summarizes the information you need to know to vote on an informed basis.

What do I need to do to virtually attend the 2021 Annual Meeting?

All stockholders as of the close of business on the Record Date are invited to virtually attend the 2021 Annual Meeting. Admission will begin at 7:30 a.m. Pacific Time. You will be able to virtually attend our 2021 Annual Meeting at www.virtualshareholdermeeting.com/PLAN2021 using the control number found on your proxy card or voting instruction form. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. Stockholders of record may vote in advance by proxy. If your shares are held beneficially in the name of a bank, broker-dealer, brokerage firm, trust, other similar organization, other holder of record or nominee (i.e., in street name), you may vote in advance by proxy or if you wish to be present virtually at the 2021 Annual Meeting, you must obtain a legal proxy from your bank, broker-dealer, brokerage firm, trust, other similar organization or other holder of record or nominee. The meeting will begin promptly at 8:00 a.m. Pacific Time.

Who may vote?

You are entitled to vote if you are a stockholder of record of the Company’s common stock at the close of business on the Record Date. At that time, there were 144,583,530 shares of the Company’s common stock outstanding and entitled to vote. Each share of common stock that you own entitles you to one vote on all matters to be voted on at the 2021 Annual Meeting.

How do I vote?

Stockholders of record can cast their votes by proxy by:

•  using the internet and voting at www.proxyvote.com;

•  calling 1.800.690.6903 and following the telephone prompts; or

•  completing, signing and returning a proxy card by mail to the address indicated on the proxy card.

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General Information

If you have received a Notice, it contains a control number that will allow you to access the Proxy Materials online. If you have received a paper copy of our Proxy Materials, a printed proxy card has been enclosed. If you have not received a paper copy of our Proxy Materials and wish to vote by mail, please follow the instructions included in the Notice to obtain a paper proxy card. A full printed set of our Proxy Materials will be mailed to you automatically only if you have previously made a permanent election to receive our Proxy Materials in printed form.

The Notice is not a proxy card and it cannot be used to vote your shares. Stockholders of record may also vote their shares directly by virtually attending the 2021 Annual Meeting and casting their vote.

Beneficial owners must vote their shares in the manner prescribed by their bank, broker-dealer, brokerage firm, trust or other similar organization or nominee. If you do not receive the voting instructions, please contact your bank, brokerage firm, trust or other similar organization or nominee directly. Beneficial owners who wish to vote virtually at the 2021 Annual Meeting must obtain a legal proxy from their bank, broker-dealer, brokerage firm, trust or other similar organization or nominee. Beneficial owners wishing to vote virtually at the 2021 Annual Meeting will need to provide the legal proxy to the inspector of elections via email at the 2021 Annual Meeting along with a signed ballot. Beneficial owners will not be able to vote their shares at the 2021 Annual Meeting without a legal proxy and a signed ballot.

In order to be timely processed, your vote must be received by 11:59 p.m. Eastern Time on June 1, 2021 (or, if you are a beneficial owner, such earlier time as your bank, brokerage firm or nominee may require).

What matters am I voting on?

Proposal One: We are asking you to elect each of the director nominees described below (“Director Nominees”):

DAVID CONTE

SURESH VASUDEVAN

YVONNE WASSENAAR

Proposal Two: We are asking you to ratify the appointment of KPMG LLP as our independent registered public accounting firm for Fiscal 2022.

Proposal Three: We are asking you to vote, on a non-binding advisory basis, to approve the compensation of our Named Executive Officers.

How does the Board recommend that I vote?

The Board recommends that you vote your shares “FOR” the three Director Nominees as listed in Proposal One, “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for Fiscal 2022 as described in Proposal Two, and “FOR” the compensation of our Named Executive Officers as set forth in Proposal Three.

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General Information

May I change or revoke my proxy?

If you are a registered holder of the Company’s common stock, you may revoke your proxy at any time before it is voted at the 2021 Annual Meeting by:

•  notifying the Corporate Secretary in writing: c/o Anaplan, Inc. at 50 Hawthorne Street, San Francisco, California 94105, USA, Attention: Corporate Secretary;

•  submitting another properly signed proxy card with a later date or another internet or telephone proxy at a later date but prior to the close of voting described above; or

•  by voting virtually at the 2021 Annual Meeting.

Merely virtually attending the 2021 Annual Meeting does not revoke your proxy. To revoke a proxy, you must take one of the actions described above.

If you are not a registered holder but your shares are registered in the name of a nominee, you must contact the nominee to revoke your proxy. Merely virtually attending or attempting to vote at the 2021 Annual Meeting will not revoke your proxy if your shares are held in the name of a nominee.

How will my proxy get voted?

If your proxy card is properly submitted, you are legally designating the person or persons named in the proxy card to vote your shares as you have directed. Unless you name a different person or persons to act as your proxy, Frank Calderoni and David H. Morton, Jr. (the “Company Designees”) shall act as your proxies. If you sign and return your proxy card without indicating how your shares are to be voted and name anyone other than a Company Designee as your proxy, that person may vote your shares at their discretion. If you name a Company Designee as your proxy without indicating how your shares are to be voted, the Company Designee shall vote your shares as the Board recommends on each proposal in this Proxy Statement and at their discretion regarding any other matter properly presented for a vote at the 2021 Annual Meeting. The Board currently does not know of any matters to be raised at the 2021 Annual Meeting other than the proposals contained in this Proxy Statement.

If you are a beneficial owner, the rules of The New York Stock Exchange (“NYSE”) permit your bank, broker-dealer, brokerage firm, trust or other similar organization or nominee to vote your shares at their discretion on “routine” matters if it does not receive instructions from you.

The following proposal is a routine matter:

•  Proposal Two (Ratification of the Appointment of the Independent Registered Public Accounting Firm)

However, “broker non-votes” occur when your bank, broker-dealer, brokerage firm, trust or other similar organization or nominee does not receive instructions from you and, therefore, may not vote your shares on “non-routine” matters. Broker non-votes will be counted for the purposes of a quorum, but will not be counted as votes for or against the non-routine matters. Rather, broker non-votes will be regarded as votes withheld and will not be counted in the calculation of votes for or against the resolution.

The following proposals are non-routine matters:

•  Proposal One (Election of each of the three Director Nominees as Class III directors)

•  Proposal Three (Non-binding Advisory Vote on our Named Executive Officers’ Compensation)

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General Information

What constitutes a quorum?

The presence (virtually or by proxy) of stockholders representing a majority of the voting power of the Company on the Record Date is necessary to constitute a quorum to conduct business for the Company’s 2021 Annual Meeting. Abstentions and broker non-votes are treated as “shares present” for the purposes of determining whether a quorum exists.

What vote is required to approve each of the proposals?

Plurality of Votes Cast Required to Approve:

•  Proposal One (Election of each of the three Director Nominees as Class III directors)

Majority of Votes Cast Required to Approve or Recommend:

•  Proposal Two (Ratification of the Appointment of the Independent Registered Public Accounting Firm)

•  Proposal Three (Non-binding Advisory Vote on our Named Executive Officers’ Compensation)

Proposal One—Class III directors will be elected by a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the three director nominees who receive the largest number of “FOR” votes will be elected as Class III directors. You may either vote “FOR” all of the nominees or “WITHHOLD” your vote with respect to any or all of the nominees. Because the outcome of this proposal will be determined by a plurality vote, shares voted “WITHHOLD” will not prevent a director nominee from being elected as a director.

Proposal Two—Ratification of the appointment of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of votes cast at the meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN.” The appointment of KPMG will be ratified if the number of votes cast “FOR” the proposal exceeds the number of votes “AGAINST” the proposal.

Proposal Three—Approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers requires the affirmative vote of a majority of votes cast at the meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Our Board will review the voting results and take them into consideration in determining the design and structure of the future compensation of our Named Executive Officers.

In determining the outcome of a stockholder vote on these proposals, we may only consider affirmative votes and negative votes cast on the proposals – abstentions and broker non-votes are not considered a vote cast for or against a proposal. Thus, although abstentions and broker non-votes are counted as “shares present” at the 2021 Annual Meeting for the purpose of determining whether a quorum exists, they are not counted as votes cast either “FOR” or “AGAINST” any proposal and, accordingly, do not affect the outcome of the vote for any of these proposals.

I share an address with another stockholder, and we received only one paper copy of the Proxy Materials. How may I obtain an additional copy of the Proxy Materials?	See Section titled “Householding” below which includes information for obtaining additional copies of the Proxy Materials.

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General Information

Who pays the expenses of this Proxy Statement?

Our Board is soliciting proxies for use at the 2021 Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our Proxy Materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors, the Company Designees and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors, Company Designees and employees will not be paid any additional compensation for soliciting proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant.

How will voting be counted on any other matters that may be presented at the 2021 Annual Meeting?

Although we do not know of any matters to be presented or acted upon at the 2021 Annual Meeting other than the items described in this Proxy Statement, if any other matter is proposed and properly and validly presented at the 2021 Annual Meeting, the Company Designees will vote on such matters in accordance with their best judgment.

Voting procedures and tabulation.

The Board appointed an inspector of elections to act at the 2021 Annual Meeting and to make a written report thereof. Prior to the 2021 Annual Meeting, the inspector will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspector will ascertain the number of shares of common stock outstanding, determine the shares of common stock represented at the 2021 Annual Meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties. The determination of the inspector as to the validity of proxies will be final and binding.

Where can I find the voting results of the 2021 Annual Meeting?	We intend to announce preliminary voting results at the 2021 Annual Meeting and will publish final results in a current report on Form 8-K within four business days after the 2021 Annual Meeting.

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Proposal One – Election of Directors

PROPOSAL ONE – ELECTION OF DIRECTORS

Board Structure

Our Board is comprised of nine directors who are divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class III directors expires at the 2021 Annual Meeting. The term of the Class I directors expires at the 2022 annual meeting of stockholders and the term of the Class II directors expires at the 2023 annual meeting of stockholders. After the initial terms expire, directors are expected to be nominated for re-election to hold office for a three-year term and until their successors are duly elected and qualified.

Classes	Directors	Term Expires
Class I	Frank Calderoni	2022
	Robert E. Beauchamp	2022
	Allan Leinwand	2022
Class II	Susan L. Bostrom	2023
	Brooke Major-Reid	2023
	Sandesh Patnam	2023
Class III	David Conte	2021
	Suresh Vasudevan	2021
	Yvonne Wassenaar	2021

Director Nominees

On the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated Mr. David Conte, Mr. Suresh Vasudevan, and Ms. Yvonne Wassenaar for election as Class III directors to hold office until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal. Each of the Director Nominees is a current director and member of our Board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the Company Designees will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the 2021 Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by our present Board. In the alternative, the proxies may vote only for the remaining nominee(s), leaving a vacancy on our Board. Our Board may fill such vacancy at a later date or reduce the size of our Board. We have no reason to believe that any of the Director Nominees will be unwilling or unable to serve if elected as a director.

Vote Required; Recommendation of the Board

A plurality of all votes cast by holders of common stock on the Record Date represented virtually or by proxy at the 2021 Annual Meeting is required to elect each of the three nominees for director under Proposal One.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, DAVID CONTE, SURESH VASUDEVAN, AND YVONNE WASSENAAR.

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Proposal One – Election of Directors

Diverse and Highly Qualified Board

Our Board believes that directors who provide a significant breadth of experience, knowledge, and abilities in areas relevant to our business, while also representing a diversity of age, gender, race and ethnicity, contribute to a well-balanced and effective board and promote our entrepreneurial mindset. The Board’s current metrics are highlighted in the following graphics. Information about each individual director’s background follows below.

* Underrepresented Minority includes directors who self-identify as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native.

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Proposal One – Election of Directors

Qualifications of Director Nominees

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE FOLLOWING DIRECTOR NOMINEES:

DAVID CONTE Age: 55 Director since: February 2016 Committees: Audit (Chair); Nominating and Corporate Governance

Since October 2019, Mr. Conte has served as Chief Financial Officer of Databricks, Inc., a cloud-based data engineering and data science company.

Prior to joining Databricks, he served as Senior Vice President and Chief Financial Officer of Splunk Inc., a data analytics company, from July 2011 to May 2019.

Previously, Mr. Conte served as the Chief Financial Officer at IronKey, Inc., an internet security and privacy company, from June 2009 to July 2011 and Chief Financial Officer of Opsware, Inc., a software company, from July 2006 until September 2007 when Opsware was acquired by Hewlett-Packard Company. Mr. Conte began his career at Ernst & Young LLP.

Mr. Conte holds a B.A. in Business Economics from the University of California, Santa Barbara.

Expertise: As chief financial officer with substantial financial experience at several technology companies, Mr. Conte brings to our Board significant financial, audit, technological, international, sales, marketing, business development and operations expertise. His senior leadership experience provides valuable guidance to our Board.

SURESH VASUDEVAN Age: 51 Director since: April 2019 Committees: Compensation

Since April 2018, Mr. Vasudevan has served as the President and Chief Executive Officer and Director of Sysdig, Inc., a private containers and cloud-based infrastructure company. Prior to joining Sysdig, Mr. Vasudevan was the President and Chief Executive Officer of Nimble Storage, Inc., an information technology company, from March 2011 until its acquisition by Hewlett Packard Enterprise in May 2017. Prior to Nimble Storage, he was the Chief Executive Officer of Omneon, Inc. from 2009 to 2011 and previously served as a member of the executive team at NetApp, Inc. as Senior Vice President, overseeing all product operations from 1999 to 2008. Mr. Vasudevan also served at the management consulting firm McKinsey & Co. as a Senior Engagement Manager from 1993 to 1998.

Mr. Vasudevan serves and has served as a member of the board of directors of a number of private companies and also served on the board of directors of Nimble Storage, Inc. from September 2009 through May 2017, including as chairman of the board from September 2013 until May 2017.

Mr. Vasudevan holds a B.E. degree in Electrical Engineering, with honors, from the Birla Institute of Technology and Science (BITS) in Pilani, India and an M.B.A. from the Indian Institute of Management (IIM) in Calcutta, India.

Expertise: Mr. Vasudevan brings extensive business experience in the software industry including corporate business development and strategic transactions, deep technological expertise in scaling technology companies, product development experience and service as a senior executive and director of various public and private companies.

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Proposal One – Election of Directors

YVONNE WASSENAAR AGE: 52 Director since: November 2019 Committees: Audit

Since January 2019, Ms. Wassenaar has served as the Chief Executive Officer and Director of Puppet, Inc., a private infrastructure-as-code company. Prior to joining Puppet, Ms. Wassenaar served as Chief Executive Officer of Airware, a pioneer in the commercial drone market, from May 2017 to September 2018. Prior to Airware, Ms. Wassenaar served as Chief Information Officer and Senior Vice President of Operations at New Relic, Inc., a cloud-based observability platform company, from August 2014 to May 2017. She has also served in a variety of executive roles at VMware, Inc. and was previously a Partner at Accenture plc where she advised tech clients including Apple Inc., eBay, NetApp, Inc., VMware, HP Inc. and others.

Ms. Wassenaar has been a director of Forrester Research, Inc., since June 2017, and has also served on the boards of private and non-profit institutions. She also served on the board of directors at Mulesoft, Inc. from December 2017 until it was acquired in May 2018.

Ms. Wassenaar has a B.A. in Economics with a specialization in computing and an M.B.A. focused on strategy and operations from the University of California, Los Angeles.

Expertise: Ms. Wassenaar brings extensive experience in the technology industry with a focus on leading organizations through digital transformation and global expansion, including advising companies during times of rapid growth, and on navigating newly public companies through the post-private transition. She also has significant experience helping companies scale their go-to market capabilities directly and through global system integrators. She also brings financial, international, sales, marketing, business development, technological, and chief executive officer expertise to our Board.

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Proposal One – Election of Directors

Qualifications of Continuing Directors

Information concerning the qualifications of our continuing directors is as follows:

FRANK CALDERONI Chairman and CEO Age: 63 Director since: January 2017

Mr. Calderoni has served as our President and Chief Executive Officer, as a member of our Board since January 2017, as the Chairman of our Board since November 2018, and he also served as our Interim Chief Financial Officer from July 2018 to September 2018.

From June 2015 to December 2016, Mr. Calderoni served as Executive Vice President, Operations, and Chief Financial Officer of Red Hat, Inc., an open-source enterprise software provider. From May 2004 to January 2015, Mr. Calderoni served in various positions, most recently as Chief Financial Officer, of Cisco Systems, Inc., a networking and storage vendor. From February 2002 to May 2004, Mr. Calderoni served as Senior Vice President and Chief Financial Officer of QLogic, Inc., a provider of network infrastructure products. From February 2000 to February 2002, Mr. Calderoni served as Senior Vice President and Chief Financial Officer of SanDisk Corporation. Prior to that, he was employed for 21 years by IBM Corporation, where he held a number of executive positions.

Mr. Calderoni currently serves on the board of directors of Adobe, Inc., and previously served on the boards of directors of Palo Alto Networks, Inc. and Nimble Storage, Inc.

Mr. Calderoni holds a B.S. in Accounting and Business Administration, with a major in Finance from Fordham University and an M.B.A. from Pace University.

Expertise: Mr. Calderoni brings significant expertise to our Board in financial matters, business development, and operations, along with senior leadership experience, global experience and knowledge of strategy and competition. As Chief Executive Officer, Mr. Calderoni has direct responsibility for setting the Company’s vision and strategy. With a background in serving as the chief financial officer of several large multinational corporations and with his public company board experience with service on audit committees, Mr. Calderoni also brings additional expertise in financial and operational issues facing companies.

ROBERT E. BEAUCHAMP Lead Independent Director Age: 61 Director since: July 2018 Committees: Nominating and Corporate Governance (Chair); Compensation

Mr. Beauchamp served as the President and Chief Executive Officer of BMC Software, Inc., a leading provider of enterprise IT management solutions, from 2001 through December 2016, and also served as interim Chief Executive Officer from April 2019 through October 2019. At BMC Software, prior to becoming Chief Executive Officer, he served in a variety of leadership roles in sales, marketing, corporate development, and product management and development.

Mr. Beauchamp has served as a director to various public and private companies, including the following public companies: BMC Software, Inc., since April 2019 and from 2001 through October 2018, including as chairman since October 2019 and from 2008 through 2018. Previously, Mr. Beauchamp served as a director of Raytheon, Inc., an aerospace and defense company, from July 2015 through April 2020; and TransUnion, a credit and information management company, from June 2018 through April 2019; and National Oilwell Varco, Inc., from 2002 through November 2015.

Mr. Beauchamp holds a B.B.A. in Finance from the University of Texas at Austin and an M.S. in Management from Houston Baptist University.

Expertise: Mr. Beauchamp brings financial, international, sales, marketing, business development, technological, operational and chief executive officer expertise to our Board through his service as a senior level executive with a large multi-national corporation. In addition, his cross-board experience on multiple public and private company boards combined with his senior-executive level experience provides valuable governance and strategic experience to our Board.

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Proposal One – Election of Directors

SUSAN L. BOSTROM Age: 60 Director since: September 2017 Committees: Compensation (Chair)

Earlier in her career, Ms. Bostrom served as Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs of Cisco Systems, Inc., a networking equipment provider, from January 2006 to January 2011. Prior to that, from 1997 to January 2006, Ms. Bostrom served in a number of positions at Cisco, including Senior Vice President, Global Government Affairs and the Internet Business Solutions Group and Vice President of Applications and Services Marketing.

In addition to serving on our Board, Ms. Bostrom serves as an independent director to various public, private, and non-profit companies, including the following public companies: ServiceNow, Inc., an enterprise IT cloud company, since July 2014; Cadence Design Systems, Inc., a leader in electronic design, since February 2011; and Nutanix, Inc., a private cloud and virtualization company, since October 2017. In the past five years, Ms. Bostrom has also served on the board of Varian Medical Systems, Inc., a manufacturer of medical devices and software, from February 2005 through February 2019, and on the boards of a number of non-profit and private companies.

Ms. Bostrom holds a B.S. in Business Administration from the University of Illinois at Urbana-Champaign and an M.B.A. from Stanford Graduate School of Business.

Expertise: Ms. Bostrom brings sales and marketing, financial, business development, government relations and technological expertise to our Board from her career as a senior executive of technology companies, and expertise from her service on public and private company boards. Ms. Bostrom’s experience in the software industry and her service as a director of various public and private companies provides our Board with cross-board perspective and expertise.

ALLAN LEINWAND Age: 54 Director since: February 2020 Committees: Nominating and Corporate Governance

Since December 2018, Mr. Leinwand has served as Senior Vice President of Engineering at Slack Technologies, Inc.

Before joining Slack, Mr. Leinwand was Chief Technology Officer at ServiceNow, Inc., an enterprise software company, from August 2012 through December 2018. Previously, he has also served as the Chief Technology Officer of Infrastructure at Zynga Inc., as a venture partner at Panorama Capital, and as an operating partner at JPMorgan Partners. He also founded Vyatta, Inc., an open-source networking company acquired by Brocade Communications Systems.

Mr. Leinwand served on the board of directors of Marin Software, Inc., from October 2013 to June 2018.

He holds a B.S. in Computer Science from the University of Colorado at Boulder.

Expertise: Mr. Leinwand brings to our Board deep engineering and technical experience, a deep knowledge of technological infrastructure, meaningful experience in scaling SaaS organizations and managing demanding cloud technology platforms in a global operating environment. He also brings subject matter expertise in cloud computing, data security issues, platform-as-a-service (PaaS), infrastructure-as-a-service (IaaS), and internet architectures.

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Proposal One – Election of Directors

BROOKE MAJOR-REID Age: 47 Director Since: November 2020

Ms. Major-Reid has served as Corporate Treasurer of Macy’s, Inc., an omnichannel retailer, since April 2019.

Before joining Macy’s in 2019, Ms. Major-Reid was the SVP, Head of Strategy, at Cross River, a FinTech Bank, from 2017 to 2019. She founded BEAMR Group Inc. in 2015, providing strategic and financial advice to startup companies, with a focus on woman- and minority-founded enterprises. She also led short-term credit products businesses, among other senior roles, at Morgan Stanley. Ms. Major-Reid also serves as a board member for Uncommon Schools, a nonprofit charter school management organization.

Ms. Major-Reid holds an MBA from Harvard Business School and a BBA in International Business with a concentration in Finance from Howard University.

Expertise: Ms. Major-Reid brings to our Board exceptional leadership skills and a proven track record of optimizing client relationships and identifying untapped business opportunities in under-penetrated and high-potential market segments. Ms. Major-Reid is a seasoned, entrepreneurial finance and strategy executive with over 15 years of experience in structured finance origination, short-term credit product marketing, analytics, institutional capital raising, and business development.

SANDESH PATNAM Age: 47 Director since: December 2015 Committees: Audit

Since February 2021 and from March 2014 to October 2019, Mr. Patnam served as Managing Partner and Portfolio Manager at Premji Invest, a crossover growth equity firm. He was previously a partner at DFJ Growth, a venture capital firm, from November 2019 to February 2021, and has served part time as a venture partner since February 2021.

Mr. Patnam also worked at J. & W. Seligman & Co. as a Senior Equity Analyst and Investment Officer from August 2010 to March 2014. He has previously served as General Partner of Bay Partners, LLC, a venture capital firm. In addition, Mr. Patnam serves and has served as a member of the board of directors of a number of private companies.

Mr. Patnam holds a B.S. in Electrical Engineering from the University of Rochester and an M.B.A. from the Wharton School of the University of Pennsylvania.

Expertise: As a partner of an equity investment firm, Mr. Patnam advises several technology companies and brings to our Board significant business development, technological, sales and marketing and research and development expertise. Mr. Patnam’s board service with other private technology companies also provides cross-board experience to our Board.

There are no familial relationships between any of our directors, Director Nominees or executive officers, nor are any of our directors, Director Nominees or executive officers party to any legal proceedings adverse to us.

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Corporate Governance

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Corporate Governance Guidelines, together with the Board committee charters, provide the framework for the corporate governance of the Company. Following is a summary of our Corporate Governance Guidelines. Our Corporate Governance Guidelines, as well as the charters of each of our Board committees, are each reviewed on an annual basis and updated as appropriate, and are available on our website at www.anaplan.com, under “Company - Investor Center - Governance.”

Role of the Board

The Board directs and oversees the management of the business and affairs of the Company. In this oversight role, the Board serves as the ultimate decision-making body of the Company, except for those matters reserved to the stockholders.

The Board and its committees have the primary responsibilities for:

•	Setting the Company’s strategic direction and reviewing, monitoring and approving the annual operating plan and major corporate actions;

•	Advising and counseling the Company’s management;

•	Evaluating the performance of our CEO;

•	Reviewing and approving CEO and senior management succession planning;

•	Monitoring and evaluating the performance of the Company;

•	Overseeing the Company’s ethics programs and legal compliance, including the Company’s Code of Conduct and Ethics; and

•	Overseeing the Company’s enterprise risk management processes and programs.

Board Risk Oversight

The Board oversees the processes the Company has established to monitor systems for and report on material risks applicable to the Company. The Board and its committees focus on the Company’s general risk management strategy and the most significant risks facing the Company and ensure that appropriate risk mitigation strategies are implemented by management. The full Board monitors and assesses strategic risks and succession planning, and the committees oversee other categories of risk. For example, our Audit Committee oversees the management of risks associated with our financial reporting, accounting, and auditing matters; our Compensation Committee oversees the management of risks associated with our compensation policies and programs; and our Nominating and Corporate Governance Committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our Board, and director succession planning.

In Fiscal 2021, we adopted stock ownership guidelines that require all of our non-employee directors to own a specific amount of our common stock to better align their interests with the interests of our stockholders. See “Compensation Discussion and Analysis - Other Company Policies and Compensation Considerations” for additional information about our stock ownership guidelines.

Board Leadership Structure

Pursuant to our Corporate Governance Guidelines, our Board may separate or combine the roles of the chair of the Board (“Chair”) and chief executive officer (“CEO”) when and if it deems it advisable and in our best interests and in the best interests of our stockholders to do so. In November 2018, the Board combined the roles of CEO and Chair of the Board and appointed Mr. Calderoni as the Chair of the Board (“Chairman”). The Board believes that having Mr. Calderoni serve in the combined role of Chairman and CEO is the most effective structure for the Company at this time. Accordingly, it is the Board’s perspective that a combined Chair of the Board and CEO position enhances the Board’s effectiveness at this stage in the Company’s growth.

In November 2018, the independent directors elected Mr. Robert E. Beauchamp as the lead independent director (“Lead Independent Director”) of the Board for effective corporate governance and to provide independent leadership and an organizational structure for the independent directors. The Lead Independent Director is empowered with significant authority and specific duties, including: calling meetings of the independent directors (as needed); presiding over executive sessions of

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Corporate Governance

the independent directors; facilitating the CEO evaluation process at the request of the Compensation Committee of the Board; serving as liaison between, and facilitating communication with, the Chair of the Board and the independent directors; approving meeting schedules and agendas for the Board; and coordinating the activities of the other non-employee directors.

The Board believes that the Company’s current leadership structure along with its corporate governance principles, the quality, stature and substantive business knowledge of the members of the Board, as well as the Board’s culture of open communication with the CEO and senior management are conducive to Board effectiveness.

Board Composition

Other than our CEO, our Board consists of independent, non-employee directors. In addition, our Corporate Governance Guidelines require that all members of the standing committees of the Board must be independent directors. The Board has three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Board has determined that each member of each of these committees is “independent” as defined in the NYSE listing standards and that each member of the Compensation Committee and Audit Committee meet applicable NYSE and SEC independence standards for such committees. Committee memberships and chairs are expected to be rotated periodically and an independence analysis is conducted annually.

Director	Board of Directors	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Audit Committee Financial Expert	Class	Age
Frank Calderoni	Chairman & CEO					I	63

Robert E. Beauchamp	LID					I	61

Susan L. Bostrom	Independent Director					II	60

David Conte	Independent Director					III	54

Allan Leinwand	Independent Director					I	54

Brooke Major-Reid	Independent Director					II	47

Sandesh Patnam	Independent Director					II	47

Suresh Vasudevan	Independent Director					III	51

Yvonne Wassenaar	Independent Director					III	52

Number of Fiscal 2021 meetings	5	8	7	4

LID	: Lead Independent Director	: Chair	: Member	: Financial Expert

Executive Sessions

The Company’s independent directors meet privately in regularly scheduled executive sessions of the Board and committees, without management present, to consider such matters as the independent directors deem appropriate. These executive sessions are typically held at each Board and committee meeting. Our non-employee directors held at least four executive sessions without management present during Fiscal 2021.

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Corporate Governance

Board, Committee and Annual Meeting Attendance

The Board and its committees held the following number of meetings during Fiscal 2021:

Board and Committee Meetings

Board	5

Audit Committee	8

Compensation Committee	7

Nominating and Corporate Governance Committee	4

Each incumbent director, with the exception of Ms. Major-Reid whose term as director began on November 20, 2020, attended 75% or more of the total number of meetings of the Board and the committees on which they served during Fiscal 2021. Ms. Major-Reid attended more than 75% of the Board meetings since she was appointed. With the exception of Ms. Major-Reid, all eight of our other directors attended the 2020 annual meeting of stockholders.

We expect all Board members to attend the 2021 Annual Meeting, but other commitments may prevent some or all directors from attending the meeting.

Committees of the Board

AUDIT COMMITTEE OF THE BOARD

MEMBERS	KEY FUNCTIONS

David Conte - Chair Sandesh Patnam Yvonne Wassenaar

The Audit Committee of our Board oversees:

•   the integrity of our financial statements;

•   our compliance with legal and regulatory requirements;

•   the qualifications, independence, and performance of the independent registered public accounting firm;

•   the design, implementation and performance of our internal audit function;

•   risk assessment and risk management, including review of our cybersecurity and other information technology risks, controls and mitigation measures;

•   the adequacy and effectiveness of our internal controls and our disclosure controls and procedures;

•   the annual audit plan and scope of audit activities, scope and timing of the annual audit of our financial statements; and

•   the results of the audit and the quarterly reviews of our financial statements.

Additionally, the Audit Committee:

•   initiates inquiries into certain aspects of our financial affairs;

•   establishes and oversees procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•   is responsible for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm; and

•   reviews and oversees all related-person transactions in accordance with our policies and procedures.

*   Each of Mr. Conte, Mr. Patnam, and Ms. Wassenaar is independent under the rules and regulations of the SEC and the listing standards of the NYSE applicable to audit committee members. Our Board has determined that each of Mr. Conte, Mr. Patnam, and Ms. Wassenaar qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE.

*   Our Audit Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and the NYSE. A copy of the Audit Committee Charter is available on our investor website at www.anaplan.com under “Company – Investor Center – Governance”.

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Corporate Governance

COMPENSATION COMMITTEE OF THE BOARD

MEMBERS	KEY FUNCTIONS

Susan L. Bostrom - Chair Robert E. Beauchamp Suresh Vasudevan

The Compensation Committee of our Board:

•   establishes executive officer compensation philosophy;

•   reviews and approves the goals and objectives relevant to the compensation of the CEO, evaluates the CEO’s performance (which may be done with assistance from the Lead Independent Director, at the Compensation Committee’s request) and sets the CEO’s compensation level based on this evaluation;

•   reviews, determines and approves compensation for other executive officers;

•   reviews our strategy related to talent management and development, talent acquisition, succession planning, culture, diversity and inclusion;

•   administers our equity compensation plans;

•   oversees our compliance with legal and regulatory requirements associated with our compensation programs;

•   reviews and recommends significant changes in employee benefit programs;

•   reviews and discusses with management the Compensation Discussion and Analysis and other compensation disclosures; and

•   approves, retains and oversees the Compensation Committee consultant.

*   Each of Mr. Beauchamp, Ms. Bostrom, and Mr. Vasudevan is independent under the rules and regulations of the SEC and the listing standards of the NYSE applicable to compensation committee members. Our Board has determined that each of Mr. Beauchamp, Ms. Bostrom, and Mr. Vasudevan qualifies as a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act.

*   Our Compensation Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and the NYSE. A copy of the Compensation Committee Charter is available on our investor website at www.anaplan.com under “Company – Investor Center – Governance.”

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE OF THE BOARD

MEMBERS	KEY FUNCTIONS

Robert E. Beauchamp - Chair David Conte Allan Leinwand

The Nominating & Corporate Governance Committee of our Board:

•   reviews and recommends the criteria and qualifications for Board membership;

•   identifies individuals qualified to become members of our Board consistent with criteria and qualifications approved by our Board;

•   reviews our Corporate Governance Guidelines and committee charters, and makes recommendations for changes;

•   oversees and reviews our environmental, social and governance activities and programs and advises the Board with regards to environmental, social and governance matters;

•   oversees the evaluation of our Board;

•   considers questions of independence and potential conflicts of interest of directors;

•   reviews the current skill set of our Board and recommends any changes; and

•   takes a leadership role in shaping our corporate governance.

* Each of Mr. Beauchamp, Mr. Conte and Mr. Leinwand is independent under the rules and regulations of the SEC and the listing standards of the NYSE.

*   Our Nominating and Corporate Governance Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and the NYSE. A copy of the Nominating and Corporate Governance Charter is available on our investor website at www.anaplan.com under “Company – Investor Center – Governance.”

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Corporate Governance

Director Independence

The Board, based on its review and the recommendation of the Nominating and Corporate Governance Committee, has determined that all of our current directors and Director Nominees, except Frank Calderoni (our CEO), are independent under the NYSE listing standards and our Corporate Governance Guidelines, which are consistent with the NYSE listing standards. When assessing director independence, the Board considers the various commercial, charitable and employment transactions and relationships known to the Board (including those identified through annual directors’ questionnaires) that exist between the Company and the entities with which our directors or members of their immediate families are, or have been, affiliated. The Board evaluated certain transactions that arose in the ordinary course of business between the Company and such entities and which occurred on the same terms and conditions available to other customers and suppliers. After reviewing these transactions and such other information as the Board deemed advisable, the Board determined that Mr. Beauchamp, Ms. Bostrom, Mr. Conte, Mr. Leinwand, Ms. Major-Reid, Mr. Patnam, Mr. Vasudevan, and Ms. Wassenaar are independent under both our Corporate Governance Guidelines and the applicable NYSE rules.

Board Evaluation

The Nominating and Corporate Governance Committee assists the Board in evaluating its performance and the performance of the Board committees annually. Each committee and the Board conduct an annual self-evaluation. The effectiveness of individual directors is considered each year when the Board nominates directors to stand for election.

Board Diversity

The Nominating and Corporate Governance Committee considers the skills, expertise, background and diversity of director nominees, including diversity with regards to gender, race, ethnicity, education and other individual characteristics and attributes that contribute to the breadth and total mix of viewpoints represented on the Board. The Nominating and Corporate Governance Committee seeks director nominees that would complement and enhance the effectiveness of the existing Board to ensure that its members have varied and relevant backgrounds, skills, knowledge, perspectives and experiences. Our Board currently includes three female directors and three directors who contribute racial/ethnic diversity.

Board Qualifications and Refreshment

Director Nomination Process

The Nominating and Corporate Governance Committee reviews the composition of the full Board to identify the qualifications and areas of expertise needed to further enhance the composition of the Board, makes recommendations to the Board concerning the appropriate size and needs of the Board and, on its own, with the assistance of other Board members or management, a search firm or others, identifies candidates with those qualifications. The Board reviews and considers the Nominating and Corporate Governance Committee’s recommendations and determines the Director Nominees.

In considering candidates, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, including professional experience, understanding of business and financial issues, ability to exercise sound judgment, diversity, independence, leadership, achievements, skills, education, length of service, knowledge and experience in matters affecting business and industry, and other qualities that contribute to the breadth of viewpoints and experience represented on the Board. The Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials and believes that at a minimum, each nominee should satisfy the following criteria: highest character and integrity, experience and understanding of strategy, sufficient time to devote to Board matters, and no conflict of interest that would interfere with performance as a director. The Nominating and Corporate Governance Committee seeks to ensure that the Board is composed of members whose particular expertise, qualifications, attributes and skills, when taken together, allow the Board to satisfy its oversight responsibilities effectively. Stockholders may recommend candidates for consideration for Board membership by sending the recommendation to the Nominating and Corporate Governance Committee, care of the Corporate Secretary. Candidates recommended by stockholders are evaluated in the same manner as director candidates identified by any other means.

Director Orientation and Education

We have developed an orientation program for new directors and we also provide continuing education to directors. In addition, directors are given full access to management and other employees as a means of obtaining additional information.

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Corporate Governance

Director Changes

Mr. Rob Ward retired from our Board at the conclusion of his term at the 2020 Annual Meeting on June 3, 2020. His retirement was not due to any disagreement with our management or Board on any matter relating to its operations, policies, or practices. During Fiscal 2021, we also appointed Mr. Leinwand and Ms. Major-Reid to our Board.

Term Limits and Retirement

The Board does not have a mandatory retirement age for directors and, because the Nominating and Corporate Governance Committee annually evaluates director nominees for the following year, the Board has decided not to adopt term limits for its directors.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics applicable to our employees, executive officers, directors and consultants. The Code of Conduct and Ethics is available at www.anaplan.com, under “Company - Investor Center - Governance.” Amendments to, or waivers of the Code of Conduct and Ethics will be disclosed promptly on our website or on a current report on Form 8-K.  No such waivers were requested or granted in Fiscal 2021.

Insider Trading Compliance Policy and Other Restrictions

We have adopted an Insider Trading Compliance Policy that applies to all our directors, officers, employees, consultants and independent contractors and is designed to prevent even the appearance of improper insider trading. Specifically, our Insider Trading Compliance Policy prohibits (i) purchasing any financial instruments designed to hedge or offset any decrease in the market value of our securities; (ii) holding Company securities in a margin account and (iii) engaging in any form of short-term speculative trading in our securities. Directors and executive officers are also prohibited from pledging our securities as collateral for a loan unless the compliance officer provides pre-clearance after the director or executive officer clearly demonstrates the financial capability to repay the loan without resort to the pledged securities. No approvals for pledging our securities as collateral for a loan were requested or granted in Fiscal 2021 and we strongly discourage such arrangements and no such arrangement exists.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2021 at various times, the following directors served on our Compensation Committee: Susan L. Bostrom, Robert E. Beauchamp and Suresh Vasudevan. None of the members of our Compensation Committee was an employee of Anaplan at any time during Fiscal 2021, has ever been an officer of Anaplan, or had a relationship with Anaplan during that period requiring disclosure pursuant to Item 404(a) of Regulation S-K. None of our executive officers served on the compensation committee of any other entity, or as a director of an entity that employed any of the members of the Compensation Committee during Fiscal 2021.

Board Advisors

The Board and its committees may, under their respective charters, retain their own external and independent advisors to carry out their responsibilities. For Fiscal 2021, the Compensation Committee retained Compensia, Inc. as its external and independent compensation consultant.

Communications with Directors

Stockholders and other interested parties wishing to communicate with the Board, the non-employee directors or any individual director (including our Lead Independent Director and any Committee Chair) may do so by sending a communication to the Board and/or a particular member of the Board, care of the Corporate Secretary at Anaplan, Inc., Attn: Corporate Secretary, 50 Hawthorne Street, San Francisco, California 94105. Depending upon the nature of the communication and to whom it is directed, the Corporate Secretary will: (a) forward the communication to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a stock ownership matter).

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Our Commitment to Environmental, Social and Governance Matters

OUR COMMITMENT TO ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS

We recognize the substantial impact that a business can have on its community and environment, and we believe that operating in an environmentally and socially responsible manner will help drive long-term, sustainable success. As we empower our customers to adapt to change and transform their businesses, we are working to adapt and transform our own practices as well, including our Environmental, Social and Governance (“ESG”) programs and initiatives, to foster a more positive and sustainable impact in our communities and for our stakeholders.

Diversity, Inclusion & Belonging

At Anaplan, diversity, inclusion and belonging is not just a human resources initiative, it is a business imperative. We believe that our diverse workforce and inclusive work environment empower our employees to contribute their best selves, foster collaboration and innovation, and enable us to more effectively help our customers, who are diverse in their backgrounds, experiences and needs, adapt to change and transform their businesses - ultimately leading to better outcomes for our customers and other stakeholders.

Diversity of Board and Executive Management Team

Our commitment to diversity and inclusivity begins with our corporate leadership. Our Board is a gender and racially diverse group, with each director bringing their own diverse ideas, backgrounds and experiences to Anaplan. Anaplan’s management team champions the importance of diversity, inclusion and belonging, leading by example. Our NEOs and our executive management team (defined as roles of Senior Vice President and above) are ethnically, racially and gender diverse.

* Underrepresented Minority includes directors, NEOs, and U.S.-based members of our executive management team who self-identify as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native.

Diversity, Inclusion & Belonging Initiatives

We invest in initiatives and programs designed to build and maintain a diverse and inclusive work environment where our employees are valued for their unique perspectives and contributions to our collective success. We provide unconscious bias training to all employees, to motivate effective behaviors to manage bias, and offer expert-led Company-wide conversations on diversity, inclusion, and belonging. Furthermore, we support a growing community of employee resource groups (“ERGs”) that bring together employees with shared interests, experiences and/or characteristics for discussions, education, development and service. Our ERGs have, among other activities, offered distinct programming to build awareness, commemorated important dates, participated in community development initiatives and hosted panel discussions and guest speakers. Our ERGs include:

BEAD (Black Employees of African Descent)	ASIAPLAN

WIN (Women’s Interest Network)	Anaplanable (Accessibility)

Anaplan PRIDE (LGBTQ+)	LatinX

Neurodiversity Network

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Our Commitment to Environmental, Social and Governance Matters

Correlation One Partnership

We are committed to helping create more diverse and inclusive access to data skills training and data-driven professional opportunities, and we have partnered with Correlation One (a data and analytics training company) as a sponsor of their Data Science for All/Empowerment Program (“DSA Program”) to help build an ecosystem of diverse data talent. The DSA Program provides data analytics training to students and working professionals from underrepresented communities, and Anaplan has collaborated with Correlation One to introduce Anaplan for All, an extension of the DSA Program that focuses on providing participants with the training necessary to enable them to become qualified users of our platform and receive status as Anaplan Certified Model Builders. We believe the Anaplan training and certification will be valuable resources that graduates of the Anaplan for All program can leverage as they pursue their careers in an evolving economy where data skills and fluency continue to increase in importance. Our employees also provide Anaplan for All program participants with mentorship and networking support, and our recruiting team works to connect program graduates with professional opportunities.

Human Capital Management and Employee Well-Being

We believe that our employees are our greatest asset, and we are committed to supporting our workforce through various benefits and programs to keep our employees happy, healthy and engaged, so they can bring their best selves to work every day.

Compensation & Benefits

We offer market-competitive compensation and benefits packages designed to attract and retain talented employees. Our compensation program is designed to pay for performance through cash incentives tied to achieving performance goals and to promote stock ownership and alignment with stockholder interest through equity incentive awards and participation in our Employee Stock Purchase Plan. Our health and welfare benefits programs support employees and their families in the moments that matter the most, and include access to family leave, backup childcare support and employee assistance programs that provide access to resources on topics including mental health, legal support, and financial planning.

Employee Communication and Engagement

We strive to provide transparency and clarity to our employees regarding Company initiatives, plans and developments to help ensure our employees are informed and engaged. We regularly engage with our employee population through quarterly “all-hands” meetings with Company updates from the leadership team, dedicated question-and-answer sessions with our CEO, and announcements, updates and commentary posted on the Company intranet about various topics. In addition, we are committed to enabling our employees to share and discuss their opinions and ideas, as we foster a culture of feedback and engagement.

Employee Development & Training

We develop our employees by providing access to training, tools, and experiences for career progression. Through the Anaplan Academy, our online training portal, we provide employees with the opportunity to build technical and functional skills - including on the Anaplan platform - through on-demand and live courses with experts. Furthermore, we recognize that we need to develop agile and empathetic leaders, so our management training is designed to build leadership skills within our manager community, focused on managing for growth.

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Our Commitment to Environmental, Social and Governance Matters

COVID-19 Response

Protecting the health and safety of our employees and the communities in which we operate, assisting our employees as they cope with unprecedented personal and professional challenges brought about by the COVID-19 pandemic, and supporting the continued well-being of our employees have been our top priorities during the pandemic. Some of the initiatives that we have undertaken include:

Virtualization

We proactively closed our offices and shifted to a remote work environment, restricted business related travel, and virtualized, postponed or cancelled our sales, marketing and other events. We upgraded our systems and tools to ensure connectivity and productivity between our employees and customers.

Remote Work Assistance

We offered new programs, resources and benefits including a remote working stipend, office equipment loans and reimbursement for phone and internet services to facilitate continued connectivity and productivity.

Flexible Work Programs	We created flexible work programs, enabling employees to work a varied or reduced schedule while maintaining benefits.
Focus on Mental Health	We have maintained a focus on mental well-being and offered expanded mental health resources, caregiver resources, wellness days (Company-wide paid days off), and Focus Fridays (no meeting days).
Improved Office Safety

We modified our offices in preparation for an eventual reopening of such facilities by adding safety partitions and filtration systems, and instituted new cleaning protocols and other precautions, to help protect the health of our employees when they return to our offices.

As the COVID-19 pandemic evolves, we continue to monitor developments closely and care for our employees, customers and communities.

Community Engagement

We are passionate about engaging with and making a meaningful and beneficial impact on our communities, and we drive social good through our programs and initiatives. As an example, in response to the COVID-19 pandemic, our Anaplan Helps program offered access to our platform at no cost for 90 days to various eligible entities including hospitals, public agencies, academic institutions, non-profit organizations and pharmaceutical companies. These entities were able to utilize our platform to help address their planning challenges as disruptions from the COVID-19 pandemic and resulting health and safety restrictions affected communities around the world. More recently, as governments, health agencies, hospitals and other organizations face daunting planning challenges in their efforts to vaccinate the general population, we collaborated with our partners to create and offer a robust planning solution specifically tailored for vaccination management, so that the power of our planning platform and solutions can be leveraged to effectively confront the complexities of planning and executing vaccine rollouts and facilitate the success of these historic vaccination campaigns.

We also encourage our employees to participate in volunteer activities as a means of engaging with and giving back to our communities, and we provide our employees with three days of volunteer time off each year to support such efforts.

Board Oversight

We are committed to sound oversight of our ESG programs, initiatives and risks including oversight by our Board and its standing committees. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing our ESG activities and programs, as set forth in its committee charter. Also, the Audit Committee reviews our cybersecurity and other information technology risks, controls and procedures, including our plans to mitigate cybersecurity risks and to respond to data breaches.

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Our Commitment to Environmental, Social and Governance Matters

Ethics, Integrity, Responsible Conduct

We believe in upholding the highest standards of ethics, integrity and responsible conduct. To that end, we have adopted policies and guidelines to support our unwavering commitment to achieving and maintaining the highest standards, including the following:

•

Code of Conduct and Ethics: Anaplan has adopted a Code of Conduct and Ethics (“Code of Conduct”) that applies to all of our employees, officers, directors, consultants and suppliers. The Code of Conduct specifies expected standards of behavior for various matters, including maintenance of records, conflicts of interest, protection of confidential information and insider trading. All Anaplan employees are required to annually certify that they have reviewed and understand the Code of Conduct, and the Code of Conduct is periodically reviewed by our Board.

•

Clawback Policy: In Fiscal 2021, our Board adopted a Clawback Policy, which authorizes the Compensation Committee to require repayment of certain incentive-based compensation by an executive officer in the event there is a restatement of our financial results and such executive officer engaged in fraud or other intentional misconduct that contributed to our obligation to file the restatement. See “Compensation Discussion and Analysis - Other Company Policies and Compensation Considerations” for additional information about our Clawback Policy.

•

Stock Ownership Guidelines: In Fiscal 2021, we adopted stock ownership guidelines which require our non-employee directors, Named Executive Officers and other members of our leadership team to own certain amounts of our common stock to better align their interests with the interests of our stockholders. See “Compensation Discussion and Analysis - Other Company Policies and Compensation Considerations” for additional information about our stock ownership guidelines.

Information Security and Privacy

We are committed to maintaining and enhancing our information security and privacy systems, practices and controls so that we maintain the trust and confidence of our customers, partners and employees, which is critical to our business success. Examples of our security and privacy programs, practices and initiatives include:

•

Dedicated CISO and Information Security Team. We have a Chief Information Security Officer (“CISO”) who is responsible for overseeing our information security and privacy programs and practices, and our CISO is supported by a dedicated global information security team that works to identify and address risks to the privacy and security of data that we collect and maintain.

•	Regular Third-Party Audits. We undergo SOC 1 Type II and SOC 2 Type II audits on a regular basis.

•	Alignment with Industry Standards. Our information security and privacy policies and controls are based on and aligned with the ISO 27000-series and NIST (CSF) framework.

•	Employee Training. All employees must undergo annual data protection and security training to help ensure company-wide adherence to our policies, procedures and standards.

•

Platform Security. We have built robust information security features into our platform, including data encryption, user access, and identity management. Data at rest is stored in a proprietary, binary format and subject to full-disk AES-256 encryption and we support TLS 1.2 for encryption in transit. A bring your own key, or BYOK, option enables our customers to own and manage their own encryption keys if required for compliance needs. Furthermore, the administration console provides a centralized place to manage, audit, and control users, roles, and access.

•

Customer Privacy. To further protect the privacy of our customers’ information, we do not access or view any data that our customers upload to their dedicated workspace(s) on our platform without their authorization. Also, we promptly delete data that our customers upload to their dedicated workspace(s) pursuant to their instructions, and also upon the termination of the customer relationship.

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Our Commitment to Environmental, Social and Governance Matters

Environmental Sustainability

We recognize the impact that companies can have on the environment, and we actively strive to manage the environmental footprint of our operations through various initiatives, including:

Site Selection	Donations of IT Hardware

As we grow, our site selection process intentionally focuses on locations in proximity to public transportation or with lockable bike storage to encourage alternative modes of transportation.	We donate select used information technology hardware (including laptop computers) to various organizations to extend the useful life of such equipment.

Facilities

Our facilities reflect our commitment to sustainable practices, including investments in motion-sensors and LED lighting systems to encourage energy conservation, utilization of water fixtures with automatic shut-off features and low flush functionality to reduce water consumption, centralized recycling programs and the replacement, in certain of our facilities, of single use plastics with reusable and compostable products in our food and beverage programs.

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Compensation of Directors

COMPENSATION OF DIRECTORS

Our director compensation program is designed to compensate our non-employee directors fairly for the level of contribution expected for a company of our size and scope and align their interests with the long-term interests of our stockholders. The program reflects our desire to attract, retain and use the expertise of highly qualified individuals serving on our Board. Employee-directors do not receive any additional compensation for serving as a director.

The Compensation Committee recommends and administers the policies that govern the level and form of director compensation, with assistance from the Compensation Committee’s independent compensation consultant, Compensia, Inc. The Board reviews and approves the policies recommended by the Compensation Committee. It is the Board’s practice to maintain a fair compensation program at the Board level, which is designed to be competitive with compensation programs of comparable companies. In addition, the Compensation Committee believes that a substantial portion of the total director compensation should be in the form of equity in the Company in order to better align the interests of our directors with the long-term interests of our stockholders.

In Fiscal 2021, we adopted stock ownership guidelines that require all of our non-employee directors to own a specific amount of our common stock to better align their interests with the interests of our stockholders. See “Compensation Discussion and Analysis - Other Company Policies and Compensation Considerations” for additional information about our stock ownership guidelines.

During Fiscal 2021, Compensia, Inc. conducted a review of director compensation levels relative to our peer group. Following review of how our then-current director compensation program was positioned relative to our peer group, the Compensation Committee recommended, and the full Board approved, a change in the equity retainer mix from 75% restricted stock units (“RSUs”) and 25% stock options to 100% RSUs effective as of June 1, 2020. The cash retainers and target equity value were not increased during Fiscal 2021. We used the same peer group for evaluation of our director compensation program as was used to review our executive compensation program. See “Compensation Discussion and Analysis - Compensation and Governance Practices and Policies” for additional details. These changes were made effective as of our 2020 Annual Meeting.

We also have a policy of reimbursing all of our non-employee directors for their reasonable out-of-pocket expenses in connection with attending Board and committee meetings.

Director Compensation Program

Our Fiscal 2021 director compensation program for non-employee directors consisted of the following elements:

Board or Board Committee	Position	Cash Retainer

Board Member (plus as applicable)		$35,000

Audit Committee	Chairperson	$20,000

	Member	$8,000

Compensation Committee	Chairperson	$12,000
	Member	$6,000

Nominating and Corporate Governance Committee	Chairperson	$8,000

	Member	$4,000

Lead Independent Director(1)		$15,000
Equity Award		Intended Target Value(2)

Annual RSU Award		$190,000

(1) This	retainer also applies to the Chair of the Board if they are a non-employee director.
(2) The	target value of annual equity awards was allocated 100% to the annual RSU award effective June 1, 2020.

Upon the conclusion of each regular annual meeting of stockholders, each non-employee director who will continue to serve on our Board (including a director elected or appointed at such meeting) will be granted RSUs under our 2018 Equity Incentive Plan with a target value of $190,000.

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Compensation of Directors

Each person who first becomes a non-employee director other than on the date of a regular annual meeting of stockholders will be granted a pro-rated annual equity award under our 2018 Equity Incentive Plan consisting of RSUs. This pro-rated annual equity award will have an aggregate target value equal to (i) $190,000, multiplied by (ii) a fraction, the numerator of which is the number of whole months remaining until the one-year anniversary of the most recent annual meeting of stockholders and the denominator of which is 12. Consistent with Anaplan’s overall equity program design, each annual equity award and pro-rated annual equity award will be determined by dividing the target value or pro-rated target value for such award by (i) the average closing price of our common stock over the 90 calendar day period ending on the first trading day of the month in which the grant is made, or (ii) if the closing price of our common stock two trading days before the date of grant is 25% higher or lower than the average closing price as calculated under subsection (i), then the average closing price over the 30 calendar day period ending two trading days before the date of grant. Subject to a non-employee director’s continued service, each award will vest in full on the earlier of the one-year anniversary of the date of grant or on the date of the next annual meeting of stockholders. The awards will also vest in full in the event of a “change in control” (as defined in our 2018 Equity Incentive Plan).

Fiscal 2021 Director Compensation Table

The compensation earned by or awarded to our non-employee directors for Fiscal 2021 is summarized in the table below:

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)

Robert E. Beauchamp	$64,000	$225,461	—	$289,461

Susan L. Bostrom	$47,000	$225,461	—	$272,461

David Conte	$59,000	$225,461	—	$284,461

Allan Leinwand(2)	$36,292	$259,850	$11,877	$308,019

Brooke Major-Reid(2)	$6,943	$104,147	—	$111,090

Sandesh Patnam	$43,000	$225,461	—	$268,461

Suresh Vasudevan	$41,000	$225,461	—	$266,461

Rob Ward(3)	— (4)	—	—	—

Yvonne Wassenaar	$43,000	$225,461	—	$268,461

(1)

The amounts shown represent the aggregate grant date fair value of RSU and/or stock option awards granted in Fiscal 2021 for financial reporting purposes pursuant to the provisions of Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”). Such amounts do not represent amounts paid to or realized by the non-employee director. See Note 7, “Common Stock and Employee Stock Plans” of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for Fiscal 2021 regarding assumptions underlying the valuation of equity awards. Additional information regarding the RSU and/or stock options awards granted to or held by each non-employee director on the last day of Fiscal 2021 is set forth in the table below.

(2)	Mr. Leinwand and Ms. Major-Reid were appointed to our Board during Fiscal 2021.
(3)	Mr. Ward retired from our Board at the 2020 annual meeting of stockholders (the “2020 Annual Meeting”).
(4)	Mr. Ward declined to accept cash compensation for his service on the Board.

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Compensation of Directors

The aggregate number of outstanding RSU and stock option awards held by each of our non-employee directors as of January 31, 2021, and the number of shares subject to such awards that were granted during Fiscal 2021 are set forth in the table below:

	Number of Stock Awards Granted in FY’21(1)	Aggregate Number of Stock Awards Outstanding	Number of Options Granted in FY’21	Aggregate Number of Options Outstanding

Robert E. Beauchamp	4,965	4,965	—	137,700

Susan L. Bostrom	4,965	4,965	—	147,770

David Conte	4,965	4,965	—	2,770

Allan Leinwand(2)	5,557	4,965	594	594

Brooke Major-Reid(3)	1,676	1,676	—	—

Sandesh Patnam	4,965	4,965	—	2,770

Suresh Vasudevan	4,965	4,965	—	2,974

Rob Ward(4)	—	—	—	—

Yvonne Wassenaar	4,965	4,965	—	1,342

(1)

Pursuant to our non-employee director compensation program, Mr. Beauchamp, Ms. Bostrom, Mr. Conte, Mr. Leinwand, Mr. Patnam, Mr. Vasudevan, and Ms. Wassenaar were each granted 4,965 RSUs on June 3, 2020, with each RSU representing a contingent right to receive one share of our common stock. Subject to a non-employee director’s continued service, the RSUs will vest in full on the earlier of the one-year anniversary of the date of grant or on the date of the next annual meeting of stockholders after the date of grant.

(2)

Mr. Leinwand was appointed to our Board on February 26, 2020. Pursuant to our then-current non-employee director compensation program, on his appointment Mr. Leinwand was granted 592 RSUs, with each RSU representing a contingent right to receive one share of the Company’s common stock, and stock options to purchase 594 shares of our common stock. The RSUs and options granted at the time of Mr. Leinwand’s appointment vested in full on June 3, 2020.

(3)

Ms. Major-Reid was appointed to our Board on November 20, 2020. On her appointment, Ms. Major-Reid was granted 1,676 RSUs, with each RSU representing a contingent right to receive one share of our common stock.

(4)	Mr. Ward retired from our Board at the 2020 Annual Meeting.

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Security Ownership of Certain Beneficial Owners and Management

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 1, 2021, the beneficial ownership of our common stock by (i) each director and director nominee of the Company, (ii) each Named Executive Officer named in the Fiscal 2021 Summary Compensation Table below, and (iii) all directors and Named Executive Officers as a group.

Applicable percentage ownership is based on 144,582,498 shares of common stock outstanding on April 1, 2021. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options and RSUs held by that person or entity that are currently exercisable or that will become exercisable within 60 days of April 1, 2021. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Anaplan, Inc., 50 Hawthorne Street, San Francisco, CA 94105.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned

Directors, Director Nominees and Named Executive Officers:

Frank Calderoni(1)	3,985,421	2.8%

David H. Morton, Jr.(2)	200,879	*

Ana Pinczuk(3)	67,395	*

Vivie Lee(4)	170,696	*

Robert E. Beauchamp(5)	188,372	*

Susan L. Bostrom(6)	151,372	*

David Conte(7)	256,372	*

Allan Leinwand(8)	1,186	*

Brooke Major-Reid	—	*

Sandesh Patnam(9)	2,470,492	1.7%

Suresh Vasudevan(10)	6,766	*

Yvonne Wassenaar(11)	2,857	*

All Directors, Director Nominees and Executive Officers as a group (12 persons)(12)	7,501,808	5.2%

The following table sets forth each stockholder which is known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock of the Company as of April 1, 2021, based solely on the information filed by such stockholder on Schedule 13G under the Exchange Act:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned

Greater than five percent holders:

Coatue Management, L.L.C. and Affiliates(13)	9,941,296	6.9%

The Vanguard Group and Affiliates(14)	11,884,617	8.2%

*	Represents less than 1% of Anaplan’s common stock outstanding.
(1)

Consists of (i) 1,344,485 shares of common stock held by Mr. Calderoni, (ii) 255,000 shares of common stock held by Frank Calderoni & Brenda Zawatski Living Trust U/A/D 3/11/05, of which Frank Calderoni and his wife are trustees and beneficiaries, and (iii) 2,385,936 shares subject to options exercisable within 60 days of April 1, 2021.

(2)

Consists of (i) 43,511 shares of common stock of which 2,803 shares of common stock are unvested and subject to our right of repurchase within 60 days of April 1, 2021, and (ii) 157,368 shares of common stock subject to options exercisable within 60 days of April 1, 2021.

(3)	Consists of (i) 11,094 shares of common stock and (ii) 56,301 shares of common stock subject to options exercisable within 60 days of April 1, 2021.
(4)	Consists of (i) 77,709 shares of common stock and (ii) 92,987 shares of common stock subject to options exercisable within 60 days of April 1, 2021.

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Security Ownership of Certain Beneficial Owners and Management

(5)	Consists of (i) 50,602 shares of common stock and (ii) 137,770 shares of common stock subject to options exercisable within 60 days of April 1, 2021.
(6)	Consists of (i) 3,602 shares of common stock and (ii) 147,770 shares of common stock subject to options exercisable within 60 days of April 1, 2021.
(7)	Consists of (i) 253,602 shares of common stock and (ii) 2,770 shares of common stock subject to options exercisable within 60 days of April 1, 2021.
(8)	Consists of (i) 592 shares of common stock and (ii) 594 shares of common stock subject to options exercisable within 60 days of April 1, 2021.
(9)

Consists of (i) 54,318 shares of common stock by Mr. Patnam, (ii) 2,413,404 shares of common stock held by Napean Trading and Investment Company (Singapore) Pte. Ltd., an entity affiliated with Premji Invest, and (iii) 2,770 shares of common stock subject to options exercisable within 60 days of April 1, 2021. Mr. Patnam is affiliated with Premji Invest and as such Mr. Patnam may be deemed to have voting and investment power with respect to shares held by Napean Trading and Investment Co (Singapore) Pte. Ltd. Mr. Patnam disclaims beneficial ownership of the shares held by Napean Trading and Investment Co (Singapore) Pte. Ltd. except to the extent of any pecuniary interest therein.

(10)	Consists of (i) 3,792 shares of common stock and (ii) 2,974 shares of common stock subject to options exercisable within 60 days of April 1, 2021.
(11)	Consists of (i) 1,515 shares of common stock and (i) 1,342 shares of common stock subject to options exercisable within 60 days of April 1, 2021.
(12)	Consists of (i) 4,513,226 shares of common stock and (ii) 2,988,582 shares of common stock subject to options that are exercisable within 60 days of April 1, 2021.
(13)

Based solely on information reported on a Schedule 13G/A filed with the SEC on February 16, 2021, on behalf of Coatue Management, L.L.C. and Philippe Laffont. Coatue Management, L.L.C. and Philippe Laffont each have shared voting and dispositive power of 9,043,488 shares of common stock. Philippe Laffont has sole voting and dispositive power of 897,808 shares of common stock. The address of each of the reporting persons is listed as c/o Coatue Management, L.L.C. 9 West 57th Street, 25th Floor, New York, NY 10019.

(14)

Based solely on information reported on a Schedule 13G filed with the SEC on February 10, 2021, on behalf of The Vanguard Group. The Vanguard Group has shared voting power of 97,867 shares of common stock, sole dispositive power of 11,686,122 shares of common stock, and shared dispositive power of 198,495 shares of common stock. The address of the reporting person is listed as 100 Vanguard Blvd., Malvern, PA 19355.

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Certain Relationships and Related Transactions

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board has adopted a written policy for approval of transactions with our directors, Director Nominees, Named Executive Officers, stockholders that beneficially own more than 5% of our shares and immediate family members of such persons (each, a “Related Person”). Pursuant to the policy, if any Related Person has a direct or indirect material interest in a transaction or potential transaction in which we have been or will be a participant and the amount involved exceeds $120,000, they must promptly report it to us. The Audit Committee then reviews any such transactions and determines whether or not to approve or ratify them. In doing so, the Audit Committee considers the following:

•	the extent of the Related Person’s interest;

•	whether the transaction would interfere with the Related Person’s judgment in fulfilling their duties to Anaplan;

•	whether the transaction is fair to Anaplan and on terms no less favorable than terms generally available to an unaffiliated third party under similar circumstances;

•	whether the transaction is in the interest of Anaplan and its stockholders; and whether the transaction would present an improper conflict of interest; and

•	other factors it deems to be appropriate.

In addition, if the transaction involves a director, the Audit Committee will consider whether such transaction would impact such director’s independence under NYSE rules or qualifications to serve on committees under the Company’s Corporate Governance Guidelines and applicable NYSE and SEC rules.

We enter into ordinary course commercial dealings with certain companies that we consider arms-length on terms that are consistent with similar transactions with other similarly situated customers and vendors. Since the beginning of Fiscal 2021, there were no material commercial transactions with related persons other than as described below. The Board and/or Audit Committee have determined that none of our directors had or currently has any direct or indirect material interest in any of the transactions described below:

•

Allan Leinwand, one of our directors, is Senior Vice President, Engineering at Slack Technologies, Inc., which is a customer and a supplier of ours. In Fiscal 2021, approximately $543,066 was due from Slack Technologies, Inc. to us and approximately $367,618 was due from us to Slack Technologies, Inc.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act, as amended, requires our directors and officers, and persons who beneficially own more than 10% of our common stock, to file reports of ownership and reports of changes in ownership with the SEC. To the Company’s knowledge, based solely on its review of such forms received by the Company and written representations that no other reports were required, all Section 16(a) filing requirements were complied with for Fiscal 2021, except for one late Form 4 filed by the Company on behalf of Mr. Morton for two transactions that was filed late due to a clerical error by Anaplan.

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Executive Officers

EXECUTIVE OFFICERS

Executive Officer	Positions and Offices Held with the Company	Age

Frank Calderoni	Chairman of the Board and Chief Executive Officer	63

David H. Morton, Jr.	Executive Vice President & Chief Financial Officer	48

Ana Pinczuk	Chief Development Officer	58

Vivie Lee	Chief Strategy Officer	53

Information Concerning Executive Officers

In addition to Mr. Frank Calderoni, who serves as a director and Chairman of the Board, our Named Executive Officers as of January 31, 2021, consisted of the following:

DAVID H. MORTON, JR. Chief Financial Officer Age: 48 Officer since: 2018

David H. Morton, Jr., has been our Chief Financial Officer since September 2018. Mr. Morton is a seasoned finance professional with over 20 years of experience in the technology industry, including global leadership roles.

Mr. Morton previously served as the Chief Accounting Officer of Tesla, Inc., an electric vehicle company, from August 2018 to September 2018. Mr. Morton served as Executive Vice President, Chief Financial Officer and Principal Accounting Officer of Seagate Technology, plc, an electronic data storage company, from October 2015 to August 2018, where he was responsible for overseeing Seagate’s corporate finance, treasury, and accounting activities. Earlier, Mr. Morton also served as Seagate’s Senior Vice President of Finance, Treasurer and Principal Accounting Officer from April 2014 to October 2015 and Vice President of Finance, Treasurer and Principal Accounting Officer from October 2009 to April 2014, in addition to varying roles of increasing responsibility from August 1995 to October 2009.

Mr. Morton holds a B.S. in Business Administration with a major in Finance, Real Estate and Law from California State Polytechnic University, Pomona.

ANA PINCZUK Chief Development Officer Age: 58 Officer since: 2019

Ana Pinczuk has served as our Chief Development Officer since August 2019 and served as our Chief Transformation Officer between February 2019 and August 2019. Mrs. Pinczuk is focused on scaling our core capabilities and overseeing our product and engineering teams to enable our long-term growth trajectory.

Before joining Anaplan, Mrs. Pinczuk served as President and General Manager for HPE Pointnext – HPE’s services business, from February 2017 to August 2018. She was also Chief Product Officer at Veritas Technologies LLC, an information management company, from January 2015 to November 2016. Mrs. Pinczuk spent 15 years at Cisco Systems, Inc., a computer networking company, where she held various roles including SVP, Global Services Sales, Services COO and VP, Global Services Support.

Mrs. Pinczuk currently serves on the board of directors of Aptiv PLC since November 2016. Previously, Mrs. Pinczuk also served on the board of KLA Corporation from June 2018 through July 2019.

She holds a Bachelor of Science and Master of Engineering degrees in Mechanical Engineering from Cornell University, a Master of Technology Management degree from the University of Pennsylvania Wharton School, and a Master of Science Degree in Software Management from Carnegie Mellon University.

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Executive Officers

VIVIE LEE Chief Strategy Officer Age: 53 Officer since: 2019

Vivie Lee has served as our Chief Strategy Officer since October 2018. She is an experienced C-level enterprise software technology executive with a track record of success. Ms. Lee has worked at the intersection of math and technology throughout her career; applying software and computational techniques in machine learning and data science, enterprise software, and large-scale systems.

Prior to joining Anaplan, Ms. Lee held Chief Executive Officer, Chief Operating Officer, General Manager, and leadership positions across a broad range of technology businesses. Most recently, she served as Chief Executive Officer of FirstRain, Inc., a business analytics company, from 2015 until its acquisition in August 2017, and as Chief Operating Officer leading its engineering, product, data science, and operations teams from April 2005 until 2015. Prior to FirstRain, Ms. Lee was Vice President and General Manager of Worldwide Services at Cadence Design Systems. She also co-founded the software company, Aqueduct Software, and led the company through its acquisition.

Ms. Lee has served on the board of directors of Commvault Systems, Inc. since February 2018.

She holds a Bachelor of Arts degree in mathematics from Harvard University.

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Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of our executive compensation program for Fiscal 2021. We also provide an overview of our compensation philosophy and objectives, our process for setting executive compensation, the key factors considered by the Compensation Committee and the Compensation Committee’s rationale for the specific compensation decisions of our Named Executive Officers. Our NEOs for Fiscal 2021 were:

Name	Job Title

Frank Calderoni	Chairman and CEO

David H. Morton, Jr.	Executive Vice President and Chief Financial Officer

Ana Pinczuk	Chief Development Officer

Vivie Lee	Chief Strategy Officer

Company Highlights for Fiscal 2021

In the first half of Fiscal 2021, Anaplan had to respond to the changing business environment as a result of the COVID-19 pandemic. Through the first months of global economic uncertainty, we ensured that we could provide enhanced health and welfare benefits and protect all employee jobs. As we progressed through the first half of the year, we focused on strong sales execution, optimizing pipeline around deal opportunities and customers who had the highest propensity to buy in an uncertain environment. As the economy began to re-open in the third and fourth quarter of Fiscal 2021, we saw increased success in building a healthy pipeline of new customers and driving expansion opportunities with existing customers. While ultimately we were not able to meet our initial financial performance goals as a result of the changing economic conditions in the COVID-19 pandemic, we saw improved performance in the third and fourth quarter of Fiscal 2021.

Highlights of our Fiscal 2021 financial performance include:

•	Revenue: Our total revenue was $447.8 million in Fiscal 2021, up 29% year-over-year. We generated subscription revenue of approximately $408.2 million, up 33% year-over-year.

•	Dollar-Based Net Expansion: We exited Fiscal 2021 with a dollar-based net expansion rate of 114%.

•	Remaining Performance Obligation: Our remaining performance obligations were $818 million at the end of Fiscal 2021, up 25% year-over-year.

Executive Compensation Decisions for Fiscal 2021

Our key executive compensation actions and decisions for Fiscal 2021 were as follows:

•

No Change to CEO and NEO Cash Compensation: In Fiscal 2021, we did not increase base salaries or target cash bonuses of our NEOs. The Compensation Committee determined that the cash compensation of our NEOs was appropriately aligned with our compensation peer group. Specifically, we determined that the existing base salaries and target cash bonus percentages compared appropriately with the base salaries and target bonus opportunities provided to executives holding comparable positions at the companies in our compensation peer group.

•

Pay for Performance – Annual Bonus Payouts: To promote our pay for performance philosophy, a portion of our NEO compensation in Fiscal 2021 was structured as annual incentive compensation to become payable upon attainment of pre-established performance metrics that were set at levels that would result in the Company outperforming its guidance. The Composition Committee established these performance metrics in February 2020 and did not make any adjustments to the targets during Fiscal 2021, despite the impact to our business caused by the COVID-19 pandemic. In aggregate, our Company performance against these targets resulted in plan funding at 60% of target, and the Compensation Committee approved bonus pool funding at this level. After factoring in individual performance, the actual Fiscal 2021 annual bonus payouts were $268,200 for Mr. Calderoni, $140,805 for Mr. Morton, $172,095 for Mrs. Pinczuk, and $156,450 for Ms. Lee.

•

Long-Term Equity Incentive Awards: We granted long-term equity incentive awards in March 2020 to our CEO consisting of stock options and RSUs with a grant date fair value of $7,406,336. We granted long-term equity incentive awards in March 2020 to Mr. Morton and Mrs. Pinczuk consisting of stock options and RSUs with a grant date fair value of $2,533,738 and to Ms. Lee consisting of stock options and RSUs with a grant date fair value of $1,364,316.

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Compensation Discussion and Analysis

•	Compensation Recoupment “Clawback” Policy: In Fiscal 2021, we adopted a Clawback Policy that applies to all of our executive officers.

•	Share Ownership Guidelines: In Fiscal 2021, we adopted stock ownership guidelines for our non-employee directors, CEO, NEOs and certain other members of our executive leadership team.

•

Launched Stockholder Engagement Program: We launched our stockholder engagement program, reaching out to stockholders holding over 35% of our outstanding shares and meeting with stockholders holding more than 25% of our outstanding shares. We collected feedback from these stockholders and reported back to our Board, Compensation Committee and Nominating and Corporate Governance Committee.

Introduced Performance Equity Incentive Awards for Fiscal 2022

Prompted by our desire to build further on our pay for performance culture, and in line with feedback we received through our stockholder engagement program, our Compensation Committee has decided to introduce performance-based RSUs (“PSUs”) as a new component to our long-term equity incentive award program for Fiscal 2022.

In March 2021, we granted long-term equity incentive awards to our CEO and other NEOs consisting of RSUs and PSUs which will vest based on our total stockholder return (“TSR”) over the next three years as compared to the constituents of the S&P Software & Services Select Index. We believe these PSU awards emphasize our pay for performance culture, will further strengthen the link between the interests of our executives and stockholders, and provide further incentives to our executives to drive long-term stockholder value aligned with market best practices.

While the precise details of these performance-based awards will generally not be reported until our proxy statement for Fiscal 2022, subject to applicable SEC rules, we believe it is important to summarize the overall design of these awards to give our stockholders appropriate context for the subsequent discussion of our Fiscal 2021 executive compensation program.

Stockholder Engagement

Our Board values and takes seriously the views of our stockholders, regularly reviews current governance and executive compensation policies and practices, risk oversight, and culture and human capital issues and will consider appropriate changes as we grow and mature. In Fiscal 2021, we launched our inaugural stockholder engagement program, reaching out to stockholders holding over 35% of our outstanding shares in the aggregate and meeting with stockholders holding more than 25% of our outstanding shares in the aggregate, including five of our top 10 stockholders. Both Mr. Beauchamp, our Lead Independent Director and Chair of our Nominating and Corporate Governance Committee, and Ms. Bostrom, Chair of our Compensation Committee, participated in some of these meetings.

We collected feedback from our stockholders and reported back to our Board and Board committees. A majority of stockholders with whom we spoke understood the importance of having certain protections in our governance structure for a young public company in its initial growth phase. However, many of these stockholders suggested that we review these structures in the future and consider changes as appropriate. Specific topics of discussion during these meetings included:

•	Corporate governance and financial performance

•	Our executive compensation program including alignment of pay with performance

•	ESG matters and disclosure, including diversity and inclusion metrics, initiatives, and disclosures

•	Risk management, including cyber risk

•	Board composition and refreshment practices

•	Employee culture, wellness and human capital management, in particular in light of the COVID-19 pandemic

We have made changes to our executive compensation program and risk management practices in order to reflect the evolving nature of our business and to respond to stockholder feedback. Importantly, we intend to continue the dialogue with our stockholders on these matters to ensure our Board is aware of their views.

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Compensation Discussion and Analysis

Our Executive Compensation Philosophy

Our executive compensation strategy is designed to attract, incentivize and retain high performing talent, accelerate our growth and increase stockholder value by aligning pay with performance. Our CEO and our Board believe that our continued success depends largely upon our diverse, experienced, and talented senior management team and strong corporate governance structure.

Our compensation philosophy emphasizes a strong correlation between executive pay and our financial performance, and we have structured our executive compensation programs accordingly. Our Compensation Committee is responsible for designing and overseeing the compensation programs for our executive officers and reports to our Board on its discussions, decisions and other actions. The primary goals of our executive compensation programs are to:

•

Align Talent Attraction/Retention Goals with Sound Compensation Practices: In light of the highly competitive market for talent, we designed our compensation program for new and existing Named Executive Officers to attract and retain highly qualified individuals.

•

Align Annual Cash Incentives with Pay and Performance: We adopted an annual cash bonus plan for our Named Executive Officers under which the annual cash bonus payouts are directly tied to achieving ambitious yet achievable corporate financial performance goals of revenue generation, operational efficiency and customer retention. Our overall corporate financial performance is used in determining our Named Executive Officers’ annual cash bonus payouts in order to incentivize them to meet and exceed our short-term business objectives.

•

Align Executive Compensation with Long-Term Stockholder Interests: We delivered the majority of our executive compensation in the form of long-term equity incentive awards to emphasize the importance of achieving our long-term strategic objectives, to promote alignment with stockholder interests, and to encourage our Named Executive Officers to remain with us for the long term.

•

Design Compensation Programs to Reinforce our Core Values: Our compensation programs are designed to recognize and reward our Named Executive Officers who embody our core values of openness, authenticity, inclusivity, collaboration, creativity and tenacity.

•

Responsibly Manage Costs and Mitigate Risk: Our compensation programs are designed to incentivize prudent management of our operating expenses and increase our operating efficiency, while driving financial performance for accelerated growth. Additionally, we conduct an annual compensation risk assessment to ensure that our compensation programs do not encourage risk taking that would be reasonably likely to have a material adverse effect on our business as a whole. Similarly, our Clawback Policy and stock ownership guidelines disincentivize such excessive risk taking by aligning our executive compensation with long-term value creation.

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Compensation Discussion and Analysis

Compensation and Governance Practices and Policies

We have adopted executive compensation policies and practices that reinforce strong governance standards and our pay-for-performance philosophy. These policies and practices also align with industry best practices while allowing us to remain competitive in attracting and retaining top talent. The following chart summarizes our current policies and practices:

What We Do

Pay for Performance: Tie a significant portion of our NEOs’ target total direct compensation to the achievement of company-wide performance objectives and stock price performance

Annual Stockholder “Say on Pay”: Conduct an annual non-binding advisory vote with stockholders to approve our NEO compensation

Review Peer Compensation Data: Review peer company compensation data prior to making executive compensation decisions

Robust Stock Ownership Guidelines: Ensure our Board and management acts and thinks like stockholders through stock ownership

Clawback Policy: Maintain a clawback policy applicable to our executive officers to mitigate undue risk

Compensation Committee Independence: Require that our Compensation Committee is comprised entirely of independent directors

Annual Risk Assessment: Conduct an annual risk assessment of our compensation programs, policies and practices

Independent Compensation Consultant: Engage an independent compensation consultant through our Compensation Committee

What We Don’t Do

No Guaranteed Salary Increase or Bonus: Do not guarantee base salary increases or bonus payments for our NEOs

No Stock Option Re-Pricing: Do not permit re-pricing of stock options without stockholder approval

No “Single Trigger” Change of Control: Do not have “single trigger” change in control arrangements with our NEOs, with the exception of the “single trigger” for our CEO

No Perks: Do not provide perquisites for our NEOs, with a limited exception for our CFO to cover his commuting expenses

No Short Sales or Hedging of Securities: All employees, directors and consultants are prohibited from conducting short sales or hedging of our securities and transactions involving derivatives of our common stock

No Pledging of Securities: All employees, directors and consultants are prohibited from pledging of our securities as collateral for a loan without prior approval from our compliance officer

No Enhanced Executive Benefits: Our NEOs are eligible for the same health and welfare benefits, including the same retirement plans that are generally available to our full-time employees in the United States

No Tax Gross-Ups: Do not provide any excise tax reimbursement payments (including “gross-ups”) to our NEOs on payments or benefits contingent upon a change in control of the Company

Role of Our Compensation Committee

Our Compensation Committee is responsible for the review and approval of all aspects of our executive compensation programs, including the components of cash, bonus and equity incentive awards. Our Compensation Committee approves all compensation decisions for our Named Executive Officers with input from a compensation consultant that it directly engages. Our Compensation Committee is supported in its work by our human resources and legal teams and its compensation consultant. Additionally, our Compensation Committee is responsible to our Board for overseeing the design, development and administration of our compensation policies and programs, including:

•	establishing corporate performance goals and objectives relevant to the compensation of our Named Executive Officers;

•	reviewing, evaluating and approving executive performance results in light of such goals and objectives;

•	administering and interpreting our equity incentive plans;

•	reviewing our policies and strategies related to talent management and development, talent acquisition, succession planning;

•

providing oversight of our compliance with legal and regulatory requirements associated with the compensation of our Named Executive Officers, other employees, and the non-employee members of our Board; and

•	overseeing the management of risks associated with our compensation programs.

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Compensation Discussion and Analysis

Role of the Compensation Consultant

Our Compensation Committee has the authority to hire compensation consultants, approve their compensation, determine the nature and scope of their services, evaluate their performance and terminate their engagement. For Fiscal 2021, our Compensation Committee retained Compensia, Inc., a national compensation consulting firm (“Compensia”), as its compensation consultant to provide support in the discharge of its responsibilities. For Fiscal 2021, Compensia advised the Compensation Committee on several compensation-related matters, including:

•	Analyzing the competitiveness of our executive compensation programs and practices relative to market compensation practices;

•	Evaluating the composition of our compensation peer group and analyzing the compensation practices of the peer group companies; and

•

Supporting our Compensation Committee in its review of our executive compensation programs, including its review of base salary levels, the design of our annual cash incentive plan, the design of our new PSU structure and the determination of equity awards.

As part of its engagement, Compensia attended all meetings of our Compensation Committee and provided support and analyses, as requested, regarding the matters considered by the Compensation Committee. Compensia also met separately with our Compensation Committee members, as well as members of our senior management, to provide market intelligence, review materials and discuss management’s compensation recommendations.

Compensia also advised our Compensation Committee regarding the compensation of the non-employee members of our Board and the development of a compensation policy for our non-employee directors. Compensia did not provide any other services to us during Fiscal 2021.

Independence of Compensation Consultant

Our Compensation Committee engaged Compensia because it recognizes the importance of receiving objective advice from its compensation consultant. Our Compensation Committee reviews the independence of Compensia at least annually. Our Compensation Committee determined that Compensia did not receive any fees from us or provide any services to us, except in its capacity as the compensation consultant to the Compensation Committee. Our Compensation Committee considered various other factors in determining Compensia’s independence, including the amount of fees received by Compensia and the existence of any business or personal relationship that could impact Compensia’s independence. After reviewing the applicable SEC rules and the NYSE listing standards, our Compensation Committee determined that Compensia was independent and that the work performed by Compensia did not give rise to any conflicts of interest.

Role of our CEO in the Decision-Making Process

As provided by its Charter, our Compensation Committee obtains input from our CEO when it establishes corporate performance goals and objectives relevant to our executive compensation programs for our Named Executive Officers (other than our CEO). Our Compensation Committee also consults with our CEO when it determines and approves the compensation paid to our Named Executive Officers (other than our CEO), including the amount of any base salary increase, the amount of any annual cash incentive bonus and the composition and intended target value of any long-term equity awards. Our CEO bases his recommendations on his assessment of each Named Executive Officer’s performance, our corporate performance as a whole, and individual retention considerations. Our Compensation Committee considers our CEO’s recommendations and approves our Named Executive Officers’ compensation as it determines in its sole discretion. Our CEO recuses himself when our Compensation Committee discusses his compensation and he does not play any role in determining his own compensation.

Our human resources team assists our Compensation Committee in its review of our executive compensation plans and programs, including providing market data on competitive pay practices, program design and changes in the corporate governance landscape concerning executive compensation matters.

Compensation-Setting Process

Our Compensation Committee determines the target value and compensation mix of each component of direct compensation for each of our Named Executive Officers. In addition to Compensia’s advice and our CEO’s input, our Compensation Committee considers the following factors in determining our Named Executive Officers’ compensation:

•	the NEO’s individual performance and contributions to company success;

•	the strategic impact and criticality of the NEO’s role at our stage of growth and scope of the NEO’s responsibilities;

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Compensation Discussion and Analysis

•	the NEO’s overall ability to influence our financial performance;

•	incentivizing achievement of longer-term business performance goals and rewarding outstanding corporate performance;

•	overall retention value of the total compensation package;

•	internal pay equity;

•	potential future value of the total compensation package; and

•	competitive market information for comparable positions in the Peer Group or Radford Survey.

Prior Year’s Stockholder Advisory Vote

For the first time at our 2021 Annual Meeting, we will hold a non-binding, advisory vote on the compensation of our Named Executive Officers (a “Say-on-Pay” vote). At our 2020 Annual Meeting, we conducted a non-binding, advisory vote on how frequently our stockholders would like us to conduct future Say-on-Pay votes. A majority of our stockholders recommended a frequency of one year for future Say-on-Pay votes. Because we value the opinions of our stockholders, our Board and our Compensation Committee considered the outcome of the Say-on-Frequency vote and decided to conduct a Say-on-Pay vote at our 2021 Annual Meeting. Our Board and our Compensation Committee will consider the results of future Say-on-Pay votes, and other feedback from stockholders when making future compensation decisions for our Named Executive Officers.

Compensation Peer Group

As part of our annual compensation review, our Compensation Committee compares our executive compensation against the competitive market, based on a curated group of peer companies and data from executive compensation surveys. This data provides valuable market insight with respect to current executive compensation policies and practices. Our Compensation Committee, in consultation with Compensia, evaluates how our pay practices and our Named Executive Officers’ target total direct compensation compare to the competitive market.

To develop the Fiscal 2021 compensation peer group (the “Peer Group”), our Compensation Committee considered companies that are in the technology sector and that are similar to us in terms of industry, revenue, and market capitalization.

Specifically, in developing our Peer Group we considered:

•	Companies in a similar industry and competitive market for talent, including companies that:

○	provide software as a service;

○	have a business-to-business model;

○	are headquartered in the San Francisco Bay Area or similar regional technology centers;

○	have similar revenue growth; and

○	have similar market capitalization as a percent of revenue.

•	Companies that had revenue within a range of 0.5 to 2.0 times our annual revenue; and

•	Companies that had a market capitalization within a range of 0.33 to 3.0 times our market capitalization.

In Fiscal 2021, our Compensation Committee made changes to our Peer Group, to reflect our recent growth. We added four new companies to our Peer Group, including a number of recently public companies. The new additions were CrowdStrike Holdings, Inc., Medallia, Inc., Slack Technologies, Inc., and Zoom Video Communications, Inc. We removed two companies from our Peer Group: Instructure, Inc., and Zuora, Inc.

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Compensation Discussion and Analysis

For Fiscal 2021, the Peer Group included the following companies:

Peer Group for Fiscal 2021

Company Names
2U, Inc.	Five9, Inc.	Rapid7, Inc.
Alteryx, Inc.	HubSpot, Inc.	RingCentral, Inc.
AppFolio, Inc.	Medallia, Inc.	Slack Technologies, Inc.
Avalara, Inc.	MongoDB, Inc.	Twilio, Inc.
BlackLine, Inc.	New Relic, Inc.	Zendesk, Inc.
Coupa Software, Inc.	Okta, Inc.	Zoom Video Communications, Inc.
CrowdStrike Holdings, Inc.	Paylocity Holding Corp.	Zscaler, Inc.
Elastic NV

Compensation Survey Data

Our Compensation Committee uses data drawn from the SEC filings of our Peer Group, as well as data from the Radford Global Technology executive compensation survey (the “Radford Survey”) to evaluate the competitive market when making its compensation decisions. The Radford Survey provides compensation market intelligence and is widely used within the technology industry.

Customized subsets of the Radford Survey were incorporated into the competitive analysis prepared by Compensia and used by our Compensation Committee to evaluate the compensation of our Named Executive Officers. Specifically, our Compensation Committee received a custom report of survey results reflecting only companies from our Peer Group. The Radford Survey data supplements the Peer Group data and provides additional information for our Named Executive Officers and other executive positions for which there is less comparable data that is publicly available.

Components of our Executive Compensation Programs

In consultation with our CEO (except with respect to his own compensation), our Compensation Committee reviews all compensation elements for our Named Executive Officers at least annually. Our Compensation Committee determines each component of compensation for each NEO using the following process:

Compensation Element	Characteristics	Process to Determine Compensation	Relationship to Compensation Strategy
Base Salary	Fixed	Determined based on competitive market data, potential impact of the role and its criticality at our stage of growth among other factors.	Attract and retain talented NEOs through competitive pay and provide compensation reflective of role, experience, skills and responsibilities.
Short-Term Annual Cash Bonus Award	Variable and Based on Performance

Target opportunity determined based on competitive market data, criticality of the role, and internal pay equity; expressed as a percentage of base salary.

Actual cash bonus based on performance against pre-established company-wide goals with adjustments for individual performance; our Compensation Committee retains discretion to increase or decrease the payouts.

Encourage our NEOs to achieve short-term company and individual goals that drive our growth.
Long-Term Equity Incentives	Variable and Based on Performance	Intended aggregate target value determined after taking into consideration competitive market data and sound management of our equity budget.	Motivate, reward and retain our NEOs to achieve and exceed long-term business objectives. Align our NEO and stockholder interests by rewarding consistent and sustained performance.

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Compensation Discussion and Analysis

Compensation Mix

In line with our pay for performance philosophy, long-term equity incentives make up the largest component of each of our Named Executive Officer’s target total direct compensation. The mix of target total direct annual compensation for our Named Executive Officers for Fiscal 2021 was as follows:

Total Annual Target Compensation Mix

Base Salary

Base salaries represent the fixed annual cash amounts paid to our Named Executive Officers and are an important component of compensation intended to attract and retain high-performing individuals. During Fiscal 2021, we did not increase the base salaries of any of our NEOs. Our Compensation Committee determined that the current salaries were appropriate based on its review of market data for each role, and further considering the recommendations of our CEO (except with respect to his own base salary).

Executive Officer	FY’20 Annual Base Salary ($)	FY’21 Annual Base Salary ($)	Annual Base Salary Increase (%)

Frank Calderoni	$450,000	$450,000	—%
David H. Morton, Jr.	$375,000	$375,000	—%
Ana Pinczuk	$375,000	$375,000	—%
Vivie Lee	$375,000	$375,000	—%

Our Compensation Committee reviews Named Executive Officer salaries annually, but we may adjust them during the year to reflect significant changes in the scope of a Named Executive Officer’s responsibilities or market conditions. The Compensation Committee evaluates the base salaries of our Named Executive Officers in the context of establishing their total cash compensation at levels that are generally consistent with the target total cash compensation of the named executive officers holding comparable positions at companies in our Peer Group.

Annual Cash Bonus Plan

Cash Bonus Plan Structure

All of our Named Executive Officers are eligible to participate in our corporate annual cash bonus plan. Annual bonus awards under our corporate annual cash bonus plan are a variable, performance-based component of our Named Executive Officers’ target total direct compensation and are designed to promote achievement of pre-established company-wide performance objectives set by our Compensation Committee. Our Compensation Committee believes that the performance metrics described below are the best indicators of our successful execution of our annual operating plan.

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Compensation Discussion and Analysis

Target Cash Bonus Opportunities

Our Compensation Committee sets a target cash bonus opportunity for each NEO that is expressed as a percentage of base salary. We did not change the target cash bonus opportunities for our Named Executive Officers during Fiscal 2021. For Fiscal 2021, Mr. Calderoni had a target cash bonus opportunity equal to 100% of his annual base salary and, based on their respective roles in our Company, the other Named Executive Officers had target cash bonus opportunities equal to 70% of their individual annual base salaries.

Corporate Performance Metrics

Our Compensation Committee approved the performance metrics and bonus attainment targets to be used for calculating annual bonus awards under our corporate annual cash bonus plan for Fiscal 2021. The performance goals for our Named Executive Officers were set in February 2020 and were not adjusted during the year in response to the impacts the COVID-19 pandemic had on our business. Based on the pre-established corporate performance metrics, our actual cash bonus plan funded at a level of 60% of target. Consistent with management’s recommendation, our Compensation Committee approved the corporate bonus funding for our Named Executive Officers at 60% of target for Fiscal 2021.

The amount of the cash bonus awards under our corporate annual cash bonus plan for Fiscal 2021 was determined based on our performance with respect to the following metrics:

•

Net New Annual Contract Value (“NNACV”) to measure growth in revenue. NNACV is defined as annual new subscription bookings resulting from transactions with new customers as well as new subscription transactions with existing customers;

•

Adjusted EBITDA to measure operational efficiency. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, acquisition costs and certain other expenses; and

•

Contract Renewal Rate (“Renewal Rate”) to measure customer satisfaction rates. Renewal Rate is defined as a percentage determined by the renewed customer bookings divided by bookings that are ready for renewal in a given quarter. Renewed bookings can be a fully renewed customer contract or a renewal at a lower or higher annual contract value.

Key factors and results for these performance metrics for Fiscal 2021 were as follows:

Performance Metric	FY’21 Weight	FY’21 Payout (% of Target)

NNACV	50%	0%
Adjusted EBITDA	25%	149%
Renewal Rate	25%	88%

Our Compensation Committee sets threshold, target and maximum levels for each of the three performance metrics described above. Bonus targets were set at levels that would result in Anaplan outperforming its public guidance to analysts. No adjustments were made during Fiscal 2021 to the performance goals for our Named Executive Officers that were set in February 2020 in response to the impacts the COVID-19 pandemic had on our business. Once we achieve or exceed the threshold performance level for any of the three metrics, the bonus award funding pool becomes available for the payment of bonuses to all eligible employees, including our Named Executive Officers. Against our adjusted EBITDA performance target of negative $33.5 million for Fiscal 2021, we achieved an actual adjusted EBITDA of negative $10.2 million. We are not disclosing our performance targets for NNACV and Renewal Rate as they represent non-public information that would result in competitive harm to us if disclosed. The target levels established for these metrics were intended to require a significant effort on the part of our Named Executive Officers, and therefore, were set at levels the Compensation Committee believed would be difficult to achieve and for which average or below-average performance would result in below-target or no bonus payments.

Individual Performance Factor

In determining the amount of annual cash bonus payments, our Compensation Committee considered each Named Executive Officer’s individual performance for the year. Generally, this evaluation involved, in the case of our CEO, the Board’s evaluation of his performance led by the Lead Independent Director at the behest of our Compensation Committee and, in the case of our other NEOs, an evaluation by our CEO.

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Compensation Discussion and Analysis

Our Compensation Committee determines individual awards paid to each Named Executive Officer following the end of the performance period after the Board certifies our financial and operational performance. Our Compensation Committee retains the discretion to increase or reduce the amount of the bonus payouts to our CEO and, with input from our CEO, the other Named Executive Officers based on its overall assessment of each Named Executive Officer’s individual performance, including performance related to departmental goals.

Fiscal 2021 Bonus Decisions

The Compensation Committee determined to award the following bonuses for Fiscal 2021:

Named Executive Officer	Annual Salary ($)	Target Bonus Percentage (%)	FY’21 Percentage of Target Bonus Paid (%)	FY’21 Bonus Payment ($)

Frank Calderoni	$450,000	100%	60%	$268,200
David H. Morton, Jr.	$375,000	70%	54%	$140,805
Ana Pinczuk	$375,000	70%	66%	$172,095
Vivie Lee	$375,000	70%	60%	$156,450

Long-Term Equity Incentive Awards

Our Compensation Committee designed Anaplan’s equity program to align our executives’ compensation with our long-term goals. In Fiscal 2021, our Compensation Committee approved equity awards to our NEOs under the terms of the 2018 Equity Incentive Plan (the “2018 Equity Incentive Plan”) consisting of stock options and RSUs. Based on its review of the market practices at our Peer Companies, the Compensation Committee determined that awarding a mix of options and RSUs to our NEOs provides an appropriate blend of incentives to reward and retain our NEOs and sustain and enhance our financial performance and stockholder value over time.

Grant Practices

The Compensation Committee typically grants equity awards to our Named Executive Officers at the time of hire, and thereafter annually, based on performance (we refer to the annual grants as “ongoing awards”). Typically, for equity awards to newly hired Named Executive Officers, 25% of stock options and RSUs vest after one year of service followed by 12 equal quarterly installments over a three-year period, contingent on continued service. Ongoing awards made to Named Executive Officers typically vest as follows: stock options vest in 48 equal monthly installments and RSUs vest in 16 equal quarterly installments over a four-year period, contingent on continued service. Our stock options generally have a ten-year term and are awarded with an exercise price equal to the fair market value of our common stock on the grant date. Each RSU award represents a contingent right to receive one share of our common stock and is settled in shares of our common stock.

Equity Awards Granted in Fiscal 2021

For Fiscal 2021, Mr. Calderoni, Mr. Morton, Mrs. Pinczuk and Ms. Lee each received a stock option and an RSU award subject to our standard vesting schedule for ongoing awards. Details of the Fiscal 2021 ongoing equity awards are as follows:

Named Executive Officer	Stock Options (#)	RSUs (#)	Grant Date Fair Value ($)

Frank Calderoni	169,635	133,784	$7,406,336
David H. Morton, Jr.	58,033	45,768	$2,533,738
Ana Pinczuk	58,033	45,768	$2,533,738
Vivie Lee	31,249	24,644	$1,364,316

For our Fiscal 2021 ongoing equity awards, the aggregate intended target value was converted into a mix of 75% RSUs and 25% stock options using the average closing price of our common stock over the 30 trading-day period ending two days prior to the grant date for the RSUs and using a value determined by the Black-Scholes option pricing methodology on the grant date for the stock options. The amounts reported in this table represent the grant date fair values of the Fiscal 2021 long-term equity awards computed in accordance with ASC 718.

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Compensation Discussion and Analysis

Health and Welfare Benefits

Our NEOs are eligible to participate in a broad range of health and welfare benefit programs in the same manner as our non-executive employees, including our Section 401(k), employee stock purchase, health insurance, dental insurance, short-term disability and life insurance plans.

Perquisites and Other Personal Benefits

Generally, we do not provide perquisites or other personal benefits to our Named Executive Officers other than those that are available to all employees. However, our Compensation Committee may authorize providing perquisites to our Named Executive Officers to the extent that it determines that doing so will materially enhance the efficiency or effectiveness of a Named Executive Officer. For Fiscal 2021, we provided a car service to Mr. Morton to accommodate his commute, as listed in the “Summary Compensation Table” below. In Fiscal 2021, our Compensation Committee approved the payment of a $45,000 filing fee by the Company on Mr. Calderoni’s behalf under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”). This amount was imputed as income to Mr. Calderoni. We did not provide any tax gross-up on this payment. The filing was required in Fiscal 2021 in order to continue to compensate and motivate Mr. Calderoni through equity-based arrangements that further advance his interests in continued stock price appreciation and align his interests to those of our stockholders. Without this regulatory filing, Mr. Calderoni would not be able to participate in our equity-based compensation programs and therefore, the Compensation Committee determined that it was appropriate for the Company to pay the filing fee on the behalf of Mr. Calderoni. We believe the ability to provide perquisites designed to enhance the productivity of our executives may assist us in attracting and retaining talented executives.

Employment Agreements

Offer Letters in Place During Fiscal 2021 for Named Executive Officers

We have entered into employment offer letters with each of our Named Executive Officers, each of which provides for “at-will” employment. Each of those offer letters provides for the Named Executive Officer’s annual base salary, the opportunity to earn an annual bonus, and the target amount of the annual bonus. We entered into a new employment offer letter with Mr. Calderoni in September 2018 in connection with our IPO which superseded the terms that were set forth in his original offer letter with us. The employment offer letters with our other Named Executive Officers were entered into in connection with the commencement of their employment with us. Accordingly, the employment offer letters for our other Named Executive Officers also provided for the grant of initial equity-based awards subject to the approval of our Board or Compensation Committee. Mrs. Pinczuk’s offer letter also provided her with a retention bonus that was earned over her first year of employment with us.

In accordance with our employment offer letters, the annual base salaries of our Named Executive Officers are reviewed from time to time (and, in the case of Mr. Calderoni, reviewed at least annually by the Compensation Committee) and adjusted when our Compensation Committee determines an adjustment is appropriate, provided that their annual base salaries (and, in the case of Mr. Calderoni, his target annual bonus) will not be adjusted downwards other than in connection with across- the-board reductions affecting all similarly situated executives. We also entered into a severance and change in control agreement with each of our Named Executive Officers, pursuant to which each Named Executive Officer will become eligible to receive certain payments and benefits in the event his or her employment is terminated under certain circumstances or our change in control, as described under “—Severance and Change-in-Control Benefits” below.

Other Company Policies and Compensation Considerations

Stock Ownership Guidelines

In Fiscal 2021, we adopted stock ownership guidelines for our non-employee directors, CEO, NEOs and members of our executive leadership team. Under our new guidelines, non-employee directors, CEO, NEOs and members of our leadership team are required to own common stock with a target value equal to at least the following:

Position	Ownership Requirement

Non-Employee Directors	3x annual cash retainer or 3,000 shares
CEO	5x base salary or 65,000 shares
Other NEOs and Leadership Team	1x base salary or 10,000 shares

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Compensation Discussion and Analysis

Each individual has until the later of December 31, 2025, or five years from the date of their appointment or hire to achieve the required ownership levels. We believe that these guidelines promote the alignment of the long-term interests of our NEOs and non-employee directors with our stockholders. Under our stock ownership guidelines, only shares owned outright and vested “in-the-money” options count toward the satisfaction of the ownership guidelines.

Compensation Recoupment (Clawback) Policy

In Fiscal 2021, we adopted a Clawback Policy that applies to all of our executive officers. The Clawback Policy allows us to recoup from an executive officer the incremental amount of incentive compensation, including cash bonuses and equity awards, earned by such executive officer in the event of a financial restatement due to material non-compliance with any financial reporting requirement if the executive officer committed fraud or other intentional misconduct that contributed to our obligation to file the restatement. The clawback period is the three fiscal years preceding the date on which the Board determines that we are required to prepare a restatement.

Policy Regarding Hedging and Pledging of Our Equity Securities

Our Insider Trading Compliance Policy prohibits hedging of our securities by our employees (including officers), directors and consultants. With respect to pledging of our securities, directors and executive officers are prohibited from pledging our securities as collateral for a loan unless a Compliance Officer provides pre-clearance after the director or the executive officer clearly demonstrates the financial capability to repay the loan without resort to the pledged securities. No approvals for pledging Company securities as collateral for a loan were requested or granted in Fiscal 2021 and we strongly discourage such arrangements and no such arrangement exists.

Impact of Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code (the “Code”) limits companies to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain current and former named executive officers in a calendar year, subject to certain exceptions. Under a transition rule that applies to newly public companies, the Section 162(m) deduction limit generally does not apply to compensation paid pursuant to an arrangement that was in existence prior to our initial public offering if certain requirements are met. While our Compensation Committee is mindful of the benefit of deducting compensation, it believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted and it has accordingly retained the discretion to pay compensation that may not be tax deductible. In determining the form and amount of compensation for our Named Executive Officers, our Compensation Committee may continue to consider all factors impacting the cost of executive compensation in alignment with our overall compensation philosophy.

Grant Timing Practices

Our annual long-term equity awards are typically made in the first quarter of our fiscal year. From time to time, we grant equity awards outside of our annual grant cycle for new hires, promotions, recognition, retention or other purposes. These “off cycle” grants are made on a limited basis. We have no practice or policy of coordinating or timing the release of our Company information around the grant date of our annual long-term equity awards.

See the “Fiscal 2021 Summary Compensation Table” and the “Fiscal 2021 Grants of Plan-Based Awards Table” below for more information on the equity awards that we granted to our Named Executive Officers in Fiscal 2021.

Accounting for Stock-Based Compensation

Under ASC 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis in accordance with the requirements of ASC 718.

Severance and Change-in-Control Arrangements

We have entered into severance and change in control agreements (the “Post-Employment Compensation Agreements”) with each of our Named Executive Officers, which provide for specified payments and benefits in the event of certain qualifying terminations of employment, including a qualifying termination of employment in connection with a change in control. The terms and conditions of these arrangements were approved by the Compensation Committee after an analysis of competitive market data.

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Compensation Discussion and Analysis

Receipt of these payments and benefits is generally contingent on the Named Executive Officer executing and not revoking a general release of claims against the Company and certain related parties.

The Post-Employment Compensation Agreements are designed to provide reasonable compensation to our Named Executive Officers who leave our employ under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing Named Executive Officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

We believe the Post-Employment Compensation Agreements also align the interests of our Named Executive Officers and our stockholders when considering our long-term future. The primary purpose of these arrangements in the case of a change in control is to keep our Named Executive Officers focused on pursuing all corporate transaction activity in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the Named Executive Officer and our stockholders.

In determining payment and benefit levels under the various circumstances triggering post-employment compensation provisions under the Post-Employment Compensation Agreements, our Compensation Committee has drawn a distinction between terminations of employment initiated by us for cause or voluntary resignations by our Named Executive Officers without good reason and terminations of employment initiated by us without cause or voluntary resignations by our Named Executive Officers for good reason. Payment in the latter circumstances has been deemed appropriate in light of the benefits described in the prior paragraphs, as well as the likelihood that the Named Executive Officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination of employment initiated by us for cause or a voluntary resignation by a Named Executive Officer without good reason because such events often reflect either performance challenges or an affirmative decision by the Named Executive Officer to end his or her relationship without fault by the Company.

Except as noted hereafter, no payments, benefits or acceleration of vesting of payments or benefits will be triggered solely upon the occurrence of a change in control, unless an acquirer does not assume or substitute a comparable award for an outstanding equity award or there is also a loss of employment by a Named Executive Officer during the change in control period beginning three months before and up to 12 months after a qualified change in control, or 18 months in case of our CEO (a so-called “double-trigger” arrangement). Generally, in the case of the acceleration of vesting of outstanding equity awards, we use this “double-trigger” arrangement to protect against the loss of retention value following a change in control and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction. Notwithstanding the foregoing, under the terms of his Post-Employment Compensation Agreement with us, if Mr. Calderoni remains employed through the occurrence of a change in control, then 50% of his then-unvested shares subject to his outstanding equity awards will immediately vest, and in the case of stock options become immediately exercisable, and if he remains in continuous service with us through the one-year anniversary of a change in control, then all of his then-unvested shares subject to such outstanding equity awards will immediately vest, and in the case of stock options become immediately exercisable.

Under each of the Post-Employment Compensation Agreements, in the event any payment to a Named Executive Officer pursuant to his or her agreement would be subject to the excise tax imposed by Section 4999 of the Code (as a result of the payment being classified as a “parachute payment” under Section 280G of the Code), they will receive such payment as would entitle them to receive the greatest after-tax benefit, even if it means that we pay them a lower aggregate payment so as to minimize or eliminate the potential excise tax that would be imposed by Section 4999.

Historically, we have avoided the use of excise tax “gross-up” provisions relating to a change in control and have no such gross-up obligations in place with respect to any of our Named Executive Officers.

We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly qualified executives. Our Compensation Committee does not consider the specific amounts payable under these post-employment compensation arrangements when determining the annual compensation of our Named Executive Officers. However, we do believe that these arrangements are necessary to offer compensation packages that are competitive.

For detailed descriptions of the Post-Employment Compensation Agreements we maintained with our Named Executive Officers during Fiscal 2021, as well as an estimate of the potential payments and benefits that they would have been eligible to receive if a hypothetical change in control or other trigger event had occurred on January 31, 2021, see “Potential Payments Upon Termination or Change-in-Control” below.

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Compensation of Named Executive Officers

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Our Summary Compensation Table below shows the total compensation paid to or earned by each of our NEOs with respect to Fiscal 2021, 2020 and 2019. The amounts reported reflect rounding, which may result in slight variations between amounts shown in the Total column and the sum of its components as reflected in the table.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)

Frank Calderoni

Chairman and Chief Executive Officer	2021	450,000	—	5,031,616	2,374,720(3)	268,200	53,595	8,178,131
	2020	437,500	—	6,029,029	1,993,309(4)	495,000	4,320	8,959,158
	2019	375,000	—	11,514,624	4,522,986(5)	721,875	14,018	17,148,503

David H. Morton, Jr.

Executive Vice President and Chief Financial Officer	2021	375,000	—	1,721,334	812,404(6)	140,805	9,003	3,058,546
	2020	366,667	—	2,263,434	748,940(7)	288,750	45,990	3,713,781
	2019	137,980	—	14,307,000	1,474,000(8)	124,630	17,470	16,061,080

Ana Pinczuk

Chief Development Officer	2021	375,000	—	1,721,334	812,404(9)	172,095	4,995	3,085,828
	2020	366,667	100,000(10)	12,043,434	1,876,391(11)	328,125	8,810	14,723,427
	2019	—	—	—	—	—	—	—

Vivie Lee

Chief Strategy Officer	2021	375,000	—	926,861	437,455(12)	156,450	4,275	1,900,041
	2020	366,667	—	1,508,956	499,304(13)	288,750	8,520	2,672,197
	2019	—	—	—	—	—	—	—

(1)

These amounts do not reflect the actual value realized by the NEO. In accordance with SEC rules, these columns represent the aggregate grant date fair value of equity awards granted during the fiscal year calculated in accordance with ASC 718, excluding the effect of estimated forfeitures. The grant date fair value of awards that are subject to performance conditions are based on the probable outcome of the performance conditions. For additional information on the valuation assumptions, see Note 7, “Common Stock and Employee Stock Plans” in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for Fiscal 2021.

(2)

For Fiscal 2021, the amounts consist of: (a) $4,275 in 401(k) matching contributions for the 401(k) Plan (matching contributions are provided to all U.S. employees who participate in the 401(k) Plan); (b) $45,000 for Mr. Calderoni for the HSR filing fee described above in “Perquisites and Other Personal Benefits”; (c) parking fees for Mr. Calderoni, Mr. Morton and Mrs. Pinczuk; and (d) car service for Mr. Morton.

(3)	The amount of Option Award for Fiscal 2021 includes $2,337,511 non-qualified stock options.
(4)	The amount of Option Award for our fiscal year ended January 31, 2020 (“Fiscal 2020”) includes $1,788,505 non-qualified stock options.
(5)	The amount of Option Award for our fiscal year ended January 31, 2019 (“Fiscal 2019”) includes $4,522,986 non-qualified stock options.
(6)	The amount of Option Award for Fiscal 2021 includes $775,195 non-qualified stock options.
(7)	The amount of Option Award for Fiscal 2020 includes $543,970 non-qualified stock options.
(8)	The amount of Option Award for Fiscal 2019 includes $1,411,864 non-qualified stock options.
(9)	The amount of Option Award for Fiscal 2021 includes $775,195 non-qualified stock options.
(10)	The amount represents a retention bonus that was earned during Fiscal 2020.
(11)	The amount of Option Award for Fiscal 2020 includes $1,711,875 non-qualified stock options.
(12)	The amount of Option Award for Fiscal 2021 includes $410,115 non-qualified stock options.
(13)	The amount of Option Award for Fiscal 2020 includes $294,334 non-qualified stock options.

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Compensation of Named Executive Officers

Fiscal 2021 Grants of Plan-Based Awards Table

Our Fiscal 2021 Grants of Plan-Based Awards Table shows information relating to all plan-based awards granted to our NEOs during Fiscal 2021 pursuant to our 2018 Equity Incentive Plan and amounts that could potentially be earned under our annual cash bonus plan.

Name	Grant Date	Estimated future payouts under non- equity incentive plan awards(2)			All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Share)	Grant date fair value of stock and option awards(1)
		Threshold ($)	Target ($)	Maximum ($)

Frank Calderoni

	Annual Cash	—	$450,000	$900,000	—	—	—	—

	3/9/20	—	—	—	—	169,635	37.61	$2,374,720

	3/9/20	—	—	—	133,784	—	—	$5,031,616

David H. Morton, Jr.

	Annual Cash	—	$262,500	$525,000	—	—	—	—

	3/9/20	—	—	—	—	58,033	37.61	$812,404

	3/9/20	—	—	—	45,768	—	—	$1,721,334

Ana Pinczuk

	Annual Cash	—	$262,500	$525,000	—	—	—	—

	3/9/20	—	—	—	—	58,033	37.61	$812,404

	3/9/20	—	—	—	45,768	—	—	$1,721,334

Vivie Lee

	Annual Cash	—	$262,500	$525,000	—	—	—	—

	3/9/20	—	—	—	—	31,249	37.61	$437,455

	3/9/20	—	—	—	24,644	—	—	$926,861

(1)

The amounts shown represent the aggregate grant date fair value of RSU and stock option awards granted in Fiscal 2021 for financial reporting purposes pursuant to the provisions of ASC 718. Such amounts do not represent amounts paid to or realized by our NEOs. See Note 7, “Common Stock and Employee Stock Plans” of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for Fiscal 2021 regarding assumptions underlying valuation of equity awards.

(2)

The column shown represents the Fiscal 2021 target and maximum bonus amounts for each of our Named Executive Officers. There is no threshold bonus amount established. The target bonuses were set as a percentage of each Named Executive Officer’s base salary earned for Fiscal 2021 and were 100% for Mr. Calderoni, and 70% for each of Mr. Morton, Mrs. Pinczuk and Ms. Lee. The dollar value of the actual bonus award earned for Fiscal 2021 for each Named Executive Officer is set forth in the “Fiscal 2021 Summary Compensation Table”.

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Compensation of Named Executive Officers

Outstanding Equity Awards at Fiscal 2021 Year-End Table

The following table sets forth information regarding each unexercised stock option, and all unvested shares of our common stock and RSUs, held by each of our Named Executive Officers as of January 31, 2021.

The vesting schedule applicable to each outstanding award is described in the footnotes to the table below. For information regarding the vesting acceleration provisions applicable to our Named Executive Officers’ equity awards, see “Compensation of Named Executive Officers—Severance and Change-in-Control Benefits.”

Some of the options granted to our Named Executive Officers are immediately exercisable with respect to all of the option shares, subject to our repurchase right in the event the officer’s service terminates prior to vesting in the shares. We refer to option shares that are subject to our right of repurchase as “unvested shares” and those that are no longer subject to our right of repurchase as “vested” shares.

			Option Awards					Stock Awards

Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(*)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Frank Calderoni

	1/20/17	(1)	1,604,297	—	—	4.83	1/19/27	—	—	—	—

	8/31/18	(2)	682,200	—	—	11.86	8/30/28	—	—	—	—

	5/22/19	(3)	42,084	78,775	—	38.61	5/22/29	—	—	—	—

	3/9/20	(4)	35,341	134,294	—	37.61	3/9/30	—	—	—	—

	8/31/18	(5)	—	—	—	—	—	357,787	23,864,393	—	—

	5/22/19	(6)	—	—	—	—	—	97,595	6,509,587	—	—

	3/9/20	(7)	—	—	—	—	—	108,700	7,250,290	—	—

David H. Morton, Jr.

	9/14/18	(8)	119,741	—	—	11.86	9/13/28	—	—	—	—

	5/22/19	(9)	17,744	29,574	—	38.61	5/22/29	—	—	—	—

	3/9/20	(10)	12,090	45,943	—	37.61	3/9/30	—	—	—	—

	9/14/18	(11)	—	—	—	—	—	3,507	233,917	—	—

	9/14/18	(12)	—	—	—	—	—	415,625	27,722,188	—	—

	5/22/19	(13)	—	—	—	—	—	36,640	2,443,888	—	—

	3/9/20	(14)	—	—	—	—	—	37,187	2,480,373	—	—

Ana Pinczuk

	2/27/19	(15)	33,542	36,458	—	39.12	2/27/29	—	—	—	—

	5/22/19	(16)	—	46,713	—	38.61	5/22/29	—	—	—	—

	3/9/20	(17)	12,090	45,943	—	37.61	3/9/30	—	—	—	—

	2/27/19	(18)	—	—	—	—	—	140,625	9,379,688	—	—

	5/22/19	(19)	—	—	—	—	—	58,623	3,910,154	—	—

	3/9/20	(20)	—	—	—	—	—	37,187	2,480,373	—	—

Vivie Lee

	9/25/18	(21)	75,252	—	—	11.86	9/24/28	—	—	—	—

	5/22/19	(22)	6,650	19,716	—	38.61	5/22/29	—	—	—	—

	3/9/20	(23)	6,510	24,739	—	37.61	3/9/30	—	—	—	—

	9/25/18	(24)	—	—	—	—	—	153,487	10,237,583	—	—

	5/22/19	(25)	—	—	—	—	—	24,426	1,629,214	—	—

	3/9/20	(26)	—	—	—	—	—	20,023	1,335,534	—	—

(*)	In accordance with SEC rules, market value is based on $66.70, the closing price of our common stock per share on the last trading day of Fiscal 2021.

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Compensation of Named Executive Officers

(1)

Option is exercisable upon grant. Option vests over four years, provided Mr. Calderoni remains in continuous service following the vesting commencement date of January 20, 2017, with 25% vesting upon completion of one year of service and the remainder vesting in 36 substantially equal monthly installments thereafter.

(2)

Option is exercisable upon grant. Option vests over four years, provided Mr. Calderoni remains in continuous service following the vesting commencement date of September 10, 2018, with 50% vesting upon completion of two years of service and the remainder vesting in 24 substantially equal monthly installments thereafter.

(3)

Option vests over four years, provided Mr. Calderoni remains in continuous service following the vesting commencement date of June 10, 2019, with 1/16th vesting in substantially equal quarterly installments.

(4)

Option vests over four years, provided Mr. Calderoni remains in continuous service following the vesting commencement date of March 9, 2020, with 1/48th vesting in substantially equal monthly installments.

(5)

Represents an award of RSUs granted to Mr. Calderoni with a vesting commencement date of September 10, 2018, which vests in connection with Mr. Calderoni’s continuous service over four years, with 50% vesting upon completion of two years of service and the remainder vesting in 8 substantially equal quarterly installments thereafter.

(6)

Represents the remainder of an award of RSUs granted to Mr. Calderoni with a vesting commencement date of June 10, 2019, which vests in connection with Mr. Calderoni’s continuous service over four years, with 1/16th vesting in substantially equal quarterly installments.

(7)

Represents the remainder of an award of RSUs granted to Mr. Calderoni with a vesting commencement date of March 10, 2020, which vests in connection with Mr. Calderoni’s continuous service over four years, with 1/16th vesting in substantially equal quarterly installments.

(8)

Option is exercisable upon grant. Option vests over four years, provided Mr. Morton remains in continuous service following the vesting commencement date of September 10, 2018, with 25% vesting upon completion of one year of service and the remainder vesting in 36 substantially equal monthly installments thereafter.

(9)

Option vests over four years, provided Mr. Morton remains in continuous service following the vesting commencement date of June 10, 2019, with 1/8th vesting upon completion of six months of service and the remainder vesting in 14 substantially equal quarterly installments thereafter.

(10)

Option vests over four years, provided Mr. Morton remains in continuous service following the vesting commencement date of March 9, 2020, with 1/48th vesting in substantially equal monthly installments.

(11)

Represents unvested shares acquired through the early exercise of a stock option by Mr. Morton on September 29, 2018, at a purchase price of $11.86 per share. The unvested shares are subject to our right of repurchase. See footnote 8 for the vesting schedule associated with the underlying award.

(12)

Represents the remainder of an award of RSUs granted to Mr. Morton with a vesting commencement date of September 10, 2018, which vests in connection with Mr. Morton’s continuous service over four years, with 25% vesting upon completion of one-year of service and the remainder vesting in 12 substantially equal quarterly installments thereafter.

(13)

Represents the remainder of an award of RSUs granted to Mr. Morton with a vesting commencement date of June 10, 2019, which vests in connection with Mr. Morton’s continuous service over four years, with 1/8th vesting upon completion of six months of service and the remainder vesting in 14 substantially equal quarterly installments thereafter.

(14)

Represents the remainder of an award of RSUs granted to Mr. Morton with a vesting commencement date of March 10, 2020, which vests in connection with Mr. Morton’s continuous service over four years, with 1/16th vesting in substantially equal quarterly installments.

(15)

Option vests over four years, provided Mrs. Pinczuk remains in continuous service following the vesting commencement date of February 27, 2019, with 25% vesting upon the completion of one year of service and the remainder vesting in 36 substantially equal monthly installments thereafter.

(16)

Option vests over three years, provided Mrs. Pinczuk remains in continuous service following the vesting commencement date of June 10, 2019, with 50% vesting upon the completion of two years of service and the remainder vesting upon the completion of three years of service.

(17)

Option vests over four years, provided Mrs. Pinczuk remains in continuous service following the vesting commencement date of March 9, 2020, with 1/48th vesting in substantially equal monthly installments.

(18)

Represents an award of RSUs granted to Mrs. Pinczuk which vests in connection with Mrs. Pinczuk’s continuous service, with 1/4th vesting if Mrs. Pinczuk remains in continuous service through March 10, 2020, and the remainder vesting in 12 substantially equal quarterly installments thereafter.

(19)

Represents an award of RSUs granted to Mrs. Pinczuk with a vesting commencement date of June 10, 2019, which vests in connection with Mrs. Pinczuk’s continuous service over three years, with 50% vesting upon completion of two years of service and the remainder vesting upon completion of three years of service.

(20)

Represents the remainder of an award of RSUs granted to Mrs. Pinczuk with a vesting commencement date of March 10, 2020, which vests in connection with Mrs. Pinczuk’s continuous service over four years, with 1/16th vesting in substantially equal quarterly installments.

(21)

Option is exercisable upon grant. Option vests over four years, provided Ms. Lee remains in continuous service following the vesting commencement date of September 24, 2018, with 25% vesting upon the completion of one year of service and the remainder vesting in 36 substantially equal monthly installments thereafter.

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Compensation of Named Executive Officers

(22)

Option vests over four years, provided Ms. Lee remains in continuous service following the vesting commencement date of June 10, 2019, with 1/8th vesting upon the completion of six months of service and the remainder vesting in 14 substantially equal quarterly installments thereafter.

(23)	Option vests over four years, provided Ms. Lee remains in continuous service following the vesting commencement date of March 9, 2020, with 1/48th vesting in substantially equal monthly installments.
(24)

Represents the remainder of an award of RSUs granted to Ms. Lee which vests in connection with Ms. Lee’s continuous service, with 14/48ths vesting if Ms. Lee remains in continuous service through December 10, 2019, and the remainder vesting in 12 substantially equal quarterly installments thereafter.

(25)

Represents the remainder of an award of RSUs granted to Ms. Lee with a vesting commencement date of June 10, 2019, which vests in connection with Ms. Lee’s continuous service over four years, with 1/8th vesting upon completion of six months of service and the remainder vesting in 14 substantially equal quarterly installments thereafter.

(26)

Represents the remainder of an award of RSUs granted to Ms. Lee with a vesting commencement date of March 10, 2020, which vests in connection with Ms. Lee’s continuous service over four years, with 1/16th vesting in substantially equal quarterly installments.

Fiscal 2021 Option Exercises and Stock Vested Table

The following table sets forth information regarding the number of shares our Named Executive Officers acquired upon exercise of options and vesting of shares of our common stock and restricted stock units during Fiscal 2021.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)

Frank Calderoni	5,180	$179,332	1,742,885	$95,776,477

David H. Morton, Jr.	31,828	$1,623,882	260,737	$14,175,888

Ana Pinczuk	—	—	117,956	$5,799,615

Vivie Lee	4,702	$213,590	91,135	$4,962,198

(1)	Value realized is based on the closing price of our common stock on the date of exercise minus the exercise price.
(2)	Value realized is based on the closing price of our common stock on the vesting date multiplied by the number of RSUs vested.

Severance and Change-in-Control Benefits

Pursuant to the Post-Employment Compensation Agreements we entered into with each of our NEOs, we have agreed to make certain payments and provide certain benefits upon the conditions described below, generally contingent on the officer executing and not revoking a general release of claims against us and certain related parties (and, to the extent applicable, resigning as a member of our Board). We offer severance and change in control payments and benefits to our NEOs in order to provide a measure of security to our NEOs to minimize any distractions related to termination of employment or change in control and allow our NEOs to focus on their duties and responsibilities to maximize stockholder value. Except as noted below for Mr. Calderoni, all change in control payments and benefits that we provide to our NEOs are “double-trigger” change in control benefits in order to maximize our ability to retain our NEOs in the event of a change in control. Further, we do not provide any tax gross ups on any excise tax payments to our NEOs pursuant to their severance and change in control agreements.

Mr. Calderoni

Pursuant to the Post-Employment Compensation Agreement we entered into with Mr. Calderoni, if he dies or becomes disabled, is terminated without “cause”, or resigns for “good reason” (each as defined therein) at any time during his service with us, he will be eligible to receive:

•	Severance Payments:

○

severance payments in an aggregate amount equal to the sum of 100% of his annual base salary plus 100% of his target annual bonus in effect at the time of termination paid over the 12-month period following such qualifying termination of employment (or in a lump sum upon death or disability); or

○

if such qualifying termination of employment occurs during the period commencing three months prior to and ending 18 months after a change in control, he will instead receive a lump-sum payment in an amount equal to the sum of 150% of his annual base salary plus 150% of his target annual bonus then in effect;

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Compensation of Named Executive Officers

•	COBRA:

○	a lump-sum payment in an amount equal to the COBRA premiums he would be required to pay to continue healthcare coverage for a period of 18 months;

•	Equity Vesting:

○

any unvested shares subject to his then-outstanding equity awards that would have vested during the six-month period following such qualifying termination of employment will immediately vest, and in the case of options become immediately exercisable, and any performance-based goals will be deemed to have been met at the greater of actual performance or target levels; or

○

if such qualifying termination of employment occurs during the period commencing three months prior to and ending 18 months after a change in control, all of then unvested shares subject to the then-outstanding equity awards will immediately vest, and, in each case, any performance-based goals will be deemed to have been met at the greater of actual performance or target levels.

In addition, if Mr. Calderoni remains employed through the occurrence of our change in control, then 50% of the then-unvested shares subject to Mr. Calderoni’s equity awards will immediately vest, and in the case of options become immediately exercisable, and if Mr. Calderoni remains employed with us through the one-year anniversary of a change in control, then all of the then-unvested shares subject to such awards will immediately vest, and in the case of options become immediately exercisable. These change in control terms were part of the employment letter we entered into with Mr. Calderoni prior to our IPO and were not modified when we became a public company.

Mr. Morton, Mrs. Pinczuk, and Ms. Lee

We have also entered into Post-Employment Compensation Agreements with Mr. Morton, Mrs. Pinczuk, and Ms. Lee in connection with the commencement of their employment. Pursuant to each of their Post-Employment Compensation Agreements, if the Named Executive Officer dies or becomes disabled, is terminated without “cause”, or resigns for “good reason” (each as defined in the Named Executive Officer’s agreement) at any time during their service with us, they will be eligible to receive:

•	Severance Payments:

○

severance payments in an aggregate amount equal to 50% of their annual base salary paid over the 6-month period following such qualifying termination of employment (or in a lump-sum payment upon death or disability); or

○

if such qualifying termination of employment occurs during the period commencing three months prior to and ending 12 months after our change in control, they will instead receive a lump-sum payment in an amount equal to the sum of 100% of their annual base salary plus 100% of their target annual bonus then in effect;

•	COBRA:

○	a lump-sum payment in an amount equal to the COBRA premiums they would be required to pay to continue healthcare coverage for a period of 6 months; or

○

if such qualifying termination occurs during a change in control period, the Named Executive Officer will instead receive a lump-sum payment in an amount equal to the COBRA premiums they would be required to pay to continue health coverage for a period of 12 months.

•	Equity Vesting:

○

if such qualifying termination of employment occurs during a change in control period (or their employment ends at any time as a result of their death or disability), all of the unvested shares subject to their then-outstanding equity awards will immediately vest, and in the case of options become immediately exercisable, and any performance-based goals will be deemed to have been met at the greater of actual performance or target levels.

For further details on the Severance Plan, see the section titled “Compensation of Named Executive Officers—Potential Payments upon Qualifying Termination or Change in Control.”

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Compensation of Named Executive Officers

Potential Payments upon Termination or Change-in-Control

The following table provides a summary of the estimated value of potential payments and severance benefits that would be due to each of our NEOs if such NEO is subject to a qualifying termination of employment or we experience a change-in-control:

Name	Type of Benefit	Qualifying Termination Following Termination Without Cause or for Good Reason Outside Change in Control Period(*) ($)	Qualifying Termination Following Disability or Death Outside Change in Control Period(*) ($)	Qualifying Termination During Change in Control Period(*) ($)

Frank Calderoni

	Severance	450,000(1)	450,000	675,000

	Bonus	450,000(1)	450,000	675,000

	Accelerated Vesting of Stock Options(2)	5,735,863	5,735,863	21,707,672(3)

	Accelerated Vesting of RSUs(4)	9,235,749	9,235,749	37,624,269(5)

	COBRA Premiums	53,044	53,044	53,044

	Total	15,924,656	15,924,656	60,734,985

David H. Morton, Jr.

	Severance	187,500(6)	187,500	375,000

	Bonus	—	—	262,500

	Accelerated Vesting of Stock Options(2)	—	6,737,197	6,737,197

	Accelerated Vesting of RSUs(4)	—	32,646,448	32,646,448

	COBRA Premiums	17,681	17,681	35,363

	Total	205,181	39,588,826	40,056,508

Ana Pinczuk

	Severance	187,500	187,500	375,000

	Bonus	—	—	262,500

	Accelerated Vesting of Stock Options(2)	—	3,654,162	3,654,162

	Accelerated Vesting of RSUs(4)	—	15,770,215	15,770,215

	COBRA Premiums	5,617	5,617	11,234

	Total	193,117	19,617,494	20,073,111

Vivie Lee

	Severance	187,500(6)	187,500	375,000

	Bonus	—	—	262,500

	Accelerated Vesting of Stock Options(2)	—	3,101,462	3,101,462

	Accelerated Vesting of RSUs(4)	—	13,202,331	13,202,331

	COBRA Premiums	15,189	15,189	30,379

	Total	202,689	16,506,482	16,971,672

(*)

NEOs may be eligible to receive change in control payments in the event that a qualifying termination occurs prior to a change in control. For Mr. Calderoni, “change in control period” means the period commencing three months prior to and ending 18 months after our change in control. With respect the rest of our NEOs, “change in control period” means the Change in Control period as further described under “Compensation Discussion and Analysis—Severance and Change-in-Control Benefits”. All payments will be made in a lump sum unless otherwise noted.

(1)	Payments to be made over a 12-month period.
(2)

The amounts shown represent the value of options that receive accelerated vesting assuming that the market price per share of our common shares on the date of termination of employment (or change in control if applicable) was equal to the closing price on January 31, 2021, or $66.70 per share, and are based on the difference between this price and the exercise price of options held by the NEO. As a result, the amounts represented do not include any value for the acceleration of options that have an exercise price greater than $66.70 or for options that were already vested as of January 31, 2021.

(3)

The amount shown represents the estimated value of accelerated vesting of options due to Mr. Calderoni in the event he is terminated during a change in control period. If instead he remains in continuous service through a change in control, the estimated value of accelerated vesting of options due to Mr. Calderoni, as a result of the vesting of his outstanding stock options, would be $10,853,836. If he remains in continuous service through the 12-month anniversary of a change in control, the estimated value of potential payments due to Mr. Calderoni, as a result of the vesting of his outstanding stock options, would be an additional $10,853,836.

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Compensation of Named Executive Officers

(4)

The amounts shown represent the value of awards of RSUs that receive accelerated vesting assuming that the market price per share of our common shares on the date of termination of employment (or change in control if applicable) was equal to the closing price on January 31, 2021, or $66.70 per share.

(5)

The amount shown represents the estimated value of the accelerated vesting of RSUs due to Mr. Calderoni in the event he is terminated during a change in control period. If instead he remains in continuous service through a change in control, the estimated value of potential payments due to Mr. Calderoni, as a result of the vesting of his RSUs, would be $18,812,135 and, if he remains in continuous service through the 12-month anniversary of a change in control, the estimated value of accelerated vesting of RSUs due to Mr. Calderoni would be an additional $18,812,135.

(6)	Payments to be made over a 6-month period.

In order for a NEO to be eligible to receive payment upon a qualifying termination of employment, such NEO must agree to enter into our then-standard separation agreement and release of claims which, among other things, may contain non-disparagement and non-solicitation terms.

CEO Pay Ratio Disclosure

As required by SEC rules, we are providing the following information about the relationship between the annual total compensation of our CEO, Frank Calderoni, and the median of the annual total compensation of all our employees (other than our CEO).

For Fiscal 2021:

•	Our CEO’s annual total compensation, as reported in our Summary Compensation Table, was $8,178,131;

•	The median of the annual total compensation for all our employees was $221,343; and

•	The ratio of our CEO’s annual total compensation to the median of the annual total compensation of all our employees was 37 to 1.

This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

We selected January 31, 2021, the last day of our fiscal year, as the determination date on which we would identify our median employee. Our employee population included 1,911 full-time, part-time, and temporary workers (other than our CEO) who were employed by us or any of our consolidated subsidiaries on January 31, 2021. We did not consider any independent contractors or non-employee workers when determining our employee population.

To identify our median employee, we used a consistently applied compensation measure consisting of each employee’s annual salary rate, target bonus and target commissions as of January 31, 2021. We also converted payments made in currencies other than U.S. dollars to U.S. dollars using the currency exchange rate in effect as of January 31, 2021. We did not make any cost-of-living adjustments.

Once we identified our median employee, we calculated the median employee’s annual total compensation using the same methodology we used to determine the annual total compensation of our CEO, as reported in our “Summary Compensation Table.”

The SEC rules for identifying the median of the annual total compensation of all employee allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices. As a result, the CEO pay ratio that we have reported may not be comparable to the CEO pay ratio reported by other companies as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions to calculate their pay ratio.

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Report of the Compensation Committee of the Board of Directors

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in the following report of Anaplan’s compensation committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Anaplan specifically incorporates it by reference.

The Compensation Committee has reviewed and discussed the section captioned “Compensation Discussion and Analysis” with management and the Board. In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board, and the Board approved, that this Compensation Discussion and Analysis be incorporated by reference into the Annual Report on Form 10-K for the year ended January 31, 2021, and included in this Proxy Statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Susan L. Bostrom, Chair

Robert E. Beauchamp

Suresh Vasudevan

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Proposal Two – Ratification of the Appointment of KPMG LLP

PROPOSAL TWO – RATIFICATION OF THE APPOINTMENT OF KPMG LLP

Our Audit Committee has appointed the firm of KPMG LLP, independent registered public accountants, to audit our financial statements for for the fiscal year ending January 31, 2022 (“Fiscal 2022”). At the 2021 Annual Meeting, stockholders will be asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for Fiscal 2022. KPMG LLP has been acting as our independent auditor for seven years and both, by virtue of its long familiarity with our affairs and its ability, is considered qualified to perform this important function.

Representatives of KPMG LLP will be present at the 2021 Annual Meeting and will be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.

Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

VOTE REQUIRED; RECOMMENDATION OF THE BOARD

A majority of all votes cast by holders of common stock on the Record Date represented virtually or by proxy at the 2021 Annual Meeting is required to approve Proposal Two.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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Report of the Audit Committee of the Board of Directors

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in the following report of Anaplan’s Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Anaplan specifically incorporates it by reference.

The Audit Committee’s general role is to assist the Board in monitoring and overseeing our financial reporting process and related matters. Our management is responsible for preparing and presenting our financial statements, and our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our annual consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB). The Audit Committee’s specific responsibilities are set forth in its charter.

In connection with the preparation of the financial statements as of and for the fiscal year ended January 31, 2021, the Audit Committee performed the following tasks:

•	The Audit Committee reviewed and discussed our consolidated financial statements for its fiscal year ended January 31, 2021, with its management team;
•	The Audit Committee met with representatives of KPMG LLP, our independent registered public accounting firm, to discuss the consolidated financial statements;
•	The Audit Committee also discussed with members of KPMG LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

In addition, the Audit Committee received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with members of KPMG LLP its independence.

Based upon these reviews and discussions, and other matters it deemed relevant, the Audit Committee recommended, and the Board approved, that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021, for filing with the SEC.

Respectfully submitted,

THE AUDIT COMMITTEE

David Conte, Chair

Sandesh Patnam

Yvonne Wassenaar

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Report of the Audit Committee of the Board of Directors

Fees Paid to Independent Auditors

The aggregate fees paid or accrued by us for professional services provided by KPMG LLP in Fiscal 2021 and Fiscal 2020 are set forth below.

	Fiscal Year
	2021	2020
Audit Fees	$2,352,969	$2,135,000
Audit-Related Fees	—	—
Tax Fees	—	$80,000
All Other Fees	$20,000	—
Total	$2,372,969	$2,215,000

Audit Fees. This category consists of professional services provided in connection with quarterly consolidated financial statements and audits of our statutory financial statements in non-U.S. jurisdictions.

Tax Fees. This category consists primarily of professional services provided by KPMG LLP primarily for tax compliance for Fiscal 2020.

All Other Fees. This category consists of support services not included in the service categories above for Fiscal 2021.

In Fiscal 2021 and Fiscal 2020, all audit, audit related, tax and all other fees were pre-approved by the Audit Committee. Under the SEC rules, subject to certain permitted de minimis criteria, pre-approval is required for all professional services rendered by our principal accountant. We comply with these SEC rules. In making its recommendation to ratify the appointment of KPMG LLP as our independent registered public accounting firm for Fiscal 2022, the Audit Committee considered whether the services provided to us by KPMG LLP are compatible with maintaining the independence of KPMG LLP from us. The Audit Committee has determined that the provision of these services by KPMG LLP is compatible with maintaining that independence.

Pre-Approval of Services by Independent Auditors

The Audit Committee pre-approves all audit and other permitted non-audit services provided to us by our independent auditors. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The Audit Committee may also pre-approve particular services on a case-by-case basis. Our independent auditors and senior management periodically report to the Audit Committee regarding the extent of services provided by the independent auditors.

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Proposal Three – Non-Binding Advisory Vote on Our Named Executive Officers’ Compensation

PROPOSAL THREE –

NON-BINDING ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to approve, on a non-binding and advisory basis, the compensation of our Named Executive Officers for Fiscal 2021 as set forth in this Proxy Statement. This advisory vote on the compensation of our Named Executive Officers is commonly referred to as a “Say-on-Pay” vote. While the results of this vote are not binding and advisory in nature, our Board appreciates your input and will review and consider the voting results as it considers the compensation of our Named Executive Officers in the future.

VOTE REQUIRED; RECOMMENDATION OF THE BOARD

When voting on this proposal, you may vote to recommend “FOR,” “AGAINST,” or “ABSTAIN” from voting on the advisory vote to approve our Named Executive Officers’ compensation.

After careful consideration, our Board recommends that you vote “FOR” the advisory vote on the compensation of our Named Executive Officers.

A majority of all votes cast by holders of common stock on the Record Date represented virtually or by proxy at the 2021 Annual Meeting will be deemed to be the advisory recommendation preferred by our stockholders.

As this is an advisory vote, you are not voting to approve or disapprove of the Board’s recommendation. Nevertheless, our Board appreciates your input as it considers the compensation of our Named Executive Officers in the future. We expect that the next non-binding advisory vote on Named Executive Officer compensation will occur at our 2022 annual meeting of stockholders, as determined by our Board and consistent with the past advisory vote of our stockholders.

THE BOARD RECOMMENDS YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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Equity Compensation Plan Information

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning our equity compensation plans consisting of the 2012 Stock Plan, 2018 Equity Incentive Plan and the 2018 Employee Stock Purchase Plan as of January 31, 2021.

Equity compensation plans	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans

Equity compensation plans approved by stockholders	15,158,370	(1)	$11.83	(2)	25,280,555 (3)

Equity compensation plans not approved by stockholders	—		—		—

Total	15,158,370		$11.83		25,280,555

(1)

This number includes 7,141,064 shares of common stock that were subject to issuance upon the exercise or vesting of awards granted under our 2018 Equity Incentive Plan and 8,017,306 shares of common stock that were subject to issuance upon the exercise or vesting of awards granted under the 2012 Stock Plan (the “2012 Plan”).

(2)	This value is calculated based on the exercise price of options outstanding under 2018 Equity Incentive Plan and 2012 Plan.
(3)

This number includes 21,563,598 shares of common stock available for future issuance under the 2018 Equity Incentive Plan, and 3,716,957 shares of common stock available for future issuance under our 2018 Employee Stock Purchase Plan.

ADDITIONAL INFORMATION

Stockholder Proposals and Nominations

Any proposal by a stockholder intended to be included in our Proxy Statement for the 2022 annual meeting of stockholders must be received by us at our registered office at Anaplan, Inc., 50 Hawthorne Street, San Francisco, California 94105 Attn: Corporate Secretary, no later than December 22, 2021. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, to be eligible for inclusion in our 2022 Proxy Statement.

Our bylaws set forth procedures to be followed by stockholders who wish to nominate candidates for election to the Board in connection with annual meetings of stockholders or who wish to bring forth other business at the annual meeting of stockholders. All such nominations must be accompanied by certain background and other information specified in our bylaws. A stockholder wishing to nominate a director for the 2022 annual meeting of stockholders must provide written notice to the Corporate Secretary of their intention to make such nomination no earlier than February 2, 2022, and no later than March 4, 2022.

The Nominating and Corporate Governance Committee will consider all stockholder recommendations for candidates for Board membership, which should be sent to that Committee, care of the Corporate Secretary, at the address set forth above. In addition to considering candidates recommended by stockholders, the Committee considers potential candidates recommended by current directors, Anaplan officers, employees and others. As stated in our Corporate Governance Guidelines, all candidates for Board membership are selected based upon their professional experience, recognized achievement in their respective fields, willingness to make the commitment of time and effort required, good judgment, strength of character, reputation for integrity and personal and professional ethics, and an independent mind. Candidates recommended by stockholders are evaluated in the same manner as director candidates identified by any other means.

If a stockholder wishes to communicate with the Board for any other reason, all such communications should be sent in writing, care of the Corporate Secretary, at the address set forth above.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Compensation Committee of the Board of Directors” and “Report of the Audit Committee of the Board of Directors” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in that other filing.

Information contained on, or accessible through, our Company website is not a part of this Proxy Statement and is not deemed incorporated by reference hereunder for any purpose.

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Annual Report

ANNUAL REPORT

A copy of our Annual Report on Form 10-K (excluding exhibits) for Fiscal 2021 accompanies this Proxy Statement. A printed copy of either this Proxy Statement or our Annual Report on Form 10-K, excluding exhibits, will be furnished without charge to beneficial stockholders or stockholders of record upon request to:

Anaplan, Inc.

Investor Relations

50 Hawthorne Street,

San Francisco, California 94105

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Householding

HOUSEHOLDING

SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure is referred to as “householding,” and we have adopted this procedure. Under this procedure, we deliver a single copy of the Notice and, if applicable, our Proxy Materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our Proxy Materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our Proxy Materials, such stockholder may contact us at:

Anaplan, Inc.

Investor Relations

50 Hawthorne Street,

San Francisco, California 94105

Stockholders who hold their shares through a broker or other nominee who currently receive multiple copies of the Proxy Statement and Annual Report at their address and would like to request householding of their communications should contact their broker.

By Order of the Board,

Gary Spiegel

Senior Vice President, General Counsel and Corporate Secretary

April 21, 2021

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ANAPLAN, INC.

50 HAWTHORNE STREET

SAN FRANCISCO, CA 94105

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 1, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PLAN2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 1, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D49323-P52180	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANAPLAN, INC.		For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:

1.	To elect three Class III directors to hold office until the 2024 annual meeting of stockholders or until their successors are duly elected and qualified.	☐	☐	☐

Nominees:

01) David Conte
02) Suresh Vasudevan
03) Yvonne Wassenaar

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR proposals 2 and 3:	For	Against	Abstain

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022.	☐	☐	☐

3. To approve, on a non-binding advisory basis, the compensation of our named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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D49324-P52180

ANAPLAN, INC.

Annual Meeting of Stockholders

June 2, 2021 8:00 AM, PT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Frank Calderoni and David H. Morton, Jr. or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ANAPLAN, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, PT on June 2, 2021, via a virtual meeting at www.virtualshareholdermeeting.com/PLAN2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side